Exhibit 99.4

THE BENEFICIENT COMPANY GROUP, L.P. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT AUDITORS

As of December 31, 2019 (Second Successor) and December 31, 2018 and

for the year ended December 31, 2019, and for the

periods from June 1, 2018 to December 31, 2018 (Successor)

and January 1, 2018 to May 31, 2018 (Predecessor)

INDEX

Report of Independent Auditors	2

Consolidated Statements of Financial Condition as of December 31, 2019 (Second Successor) and December 31, 2018 (Successor)	3

Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2019 (Successor), the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor)	4

Consolidated Statements of Changes in Equity (Deficit) for the year ended December 31, 2019 (Second Successor), the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor)	5

Consolidated Statements of Cash Flows for the year ended December 31, 2019 (Successor), the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor)	6

Notes to Consolidated Financial Statements	7

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

Beneficient Management, L.L.C.

We have audited the accompanying consolidated financial statements of The Beneficient Company Group, L.P. and Subsidiaries which comprise the consolidated statement of financial condition as of December 31, 2019 (Second Successor), and the related consolidated statements of comprehensive income (loss) (Successor), changes in equity (deficit) (Successor and Second Successor), and cash flows (Successor) for the year ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Beneficient Company Group, L.P. and Subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matter

The consolidated financial statements of The Beneficient Company Group, L.P. and Subsidiaries as of December 31, 2018 (Successor), and for the seven months ended December 31, 2018 (Successor), and the five months ended May 31, 2018 (Predecessor), were audited by other auditors whose report dated June 14, 2019, expressed an unmodified opinion on those statements.

/s/ WHITLEY PENN LLP

Dallas, Texas

March 27, 2020

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Second Successor	Successor
	As of	As of
(Dollars in thousands)	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$17,551	$3,542
Fees receivable	29,168	23,778
Investments in senior beneficial interests	—	497,729
Loan receivables	232,344	—
Due from unconsolidated affiliates and trusts	—	13,783
Other assets	14,053	8,527
Investment in public equity securities	24,550	—
Intangible assets, net	3,449	4,825
Goodwill	2,358,005	1,530,961
Total assets	$2,679,120	$2,083,145

LIABILITIES
Accounts payable and accrued expenses	$13,713	$24,215
Due to unconsolidated affiliates and trusts	—	291
Other liabilities	64,422	90,801
Deferred revenue	41,444	48,275
Repurchase options	—	149,155
Other borrowings	153,086	131,174
Debt due to related parties	—	72,039
Commercial loan agreement from parent, net (a)	168,420	174,911
Total liabilities	441,085	690,861

Redeemable noncontrolling interests	1,588,604	1,013,694

EQUITY
Partners’ capital:
Common units	563,966	420,172
Noncontrolling interests	85,465	58,130
Trusts deficit	—	(99,712)
Total equity	649,431	378,590
Total liabilities and equity	$2,679,120	$2,083,145

(a) This line item was reported as commercial loan agreement from affiliate in the prior year. See Note 7 for more information.

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor		Predecessor
	Year ended	Seven Months Ended	Five Months Ended
(Dollars in thousands)	December 31, 2019	December 31, 2018	May 31, 2018
Revenues:
Investment income	$38,409	$35,576	$17,818
Loss on investment in public equity security	(450)	—	—
Interest income	255	—	—
Third-party administration revenues	30	19	13
Trust services revenues	22,047	14,457	11,583
Total revenues	60,291	50,052	29,414

Operating expenses
Salaries and employee benefits	17,438	8,087	3,839
Professional services	20,709	8,135	10,015
Interest expense	30,258	17,751	3,626
Transaction expenses	2,112	49,194	136,445
Share-based compensation	148,716	—	—
Trust establishment costs	—	—	3,665
Other expenses	8,207	3,316	968
Total operating expenses	227,440	86,483	158,558
Loss before income taxes	(167,149)	(36,431)	(129,144)
Income tax expense (benefit)	179	(2,196)	(1,443)
Net loss	(167,328)	(34,235)	(127,701)
Less: Net loss attributable to noncontrolling interests	83,287	29,220	132,521
Less: Noncash deemed dividend to redeemable noncontrolling interest	(250,000)	—	—
Net income (loss) attributable to The Beneficient Company Group, L.P. common unitholders	$(334,041)	$24,205	$4,820

Other comprehensive income (loss):
Unrealized gain on investments	—	—	1,239
Total comprehensive income (loss)	$(334,041)	$24,205	$4,821

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	The Beneficient Company Group, L.P.								Redeemable noncontrolling interests (Preferred
(Dollars and units in thousands)	Common units	Common units ($)	Other comprehensive income (loss)	Noncontrolling interest (Trusts)	Noncontrolling interest (Class S Ordinary)	Noncontrolling interest (Class S Preferred)	Trusts deficit	Total equity (deficit)	Series A Subclass 1 Accounts)
Balance, January 1, 2018 (Predecessor)	50,240	$389,625	$255	$—	$744	$—	$(26,911)	$363,713	$(139,717)
Net income (loss)	—	4,820	—	(84,405)	2,253	—	—	(77,332)	(50,369)
Other comprehensive gain	—	—	1	—	—	—	—	1	—
Trust origination activity	—	—	—	13,457	—	—	—	13,457	—
Noncash issuance of Common Units	30,476	178,162	—	—	—	—	—	178,162	—
Noncash issuance of Class S Units	—	—	—	—	4,936	—	—	4,936	—
Noncash issuance of Preferred Series A Subclass 1 Unit Accounts	—	—	—	—	—	—	—	—	57,443
Transfer of noncontrolling interest (trusts) to trusts’ deficit	—	—	—	70,948	—	—	(70,948)	—	—
Balance, May 31, 2018 (Predecessor)	80,716	$572,607	$256	$—	$7,933	$—	$(97,859)	$482,937	$(132,643)
Fair value adjustment (Note 8)	—	234,555	(256)	—	131,803	—	—	366,101	1,163,078
Balance, June 1, 2018 (Successor)	80,716	$807,162	$—	$—	$139,736	$—	$(97,859)	$849,038	$1,030,435
Cash redemption of Common Units	(12,487)	(124,869)	—	—	—	—	—	(124,869)	—
Noncash redemption of Common Units	(38,020)	(380,203)	—	—	—	—	—	(380,203)	—
Net income (loss)	—	(5,015)	—	(1,853)	2,174	—	—	(4,694)	(29,541)
Transfer of noncontrolling interest (trusts) to trusts’ deficit	—	—	—	1,853	—	—	(1,853)	—	—
Noncash issuance of Class S Units	—	—	—	—	1,020	—	—	1,020	—
Common Units reclassified to liability due to redemption obligation (Note 13)	—	(25,131)	—	—	—	—	—	(25,131)	—
Redemption of Preferred Stock Series A Subclass 1 Units for related party debt	—	—	—	—	—	—	—	—	(72,000)
Conversion of Class S Units to Preferred Stock Series A Subclass 1 Units	—	—	—	—	(84,800)	—	—	(84,800)	84,800
Conversion of Exchangeable Note to Common Units	14,823	148,228	—	—	—	—	—	148,228	—
Balance, December 31, 2018 (Successor)	45,032	$420,172	$—	$—	$58,130	$—	$(99,712)	$378,590	$1,013,694
Net income (loss)	—	(84,041)	—	51,675	(10,469)	46	—	(42,789)	(124,539)
Recognition of share-based compensation cost	—	148,716	—	—	—	—	—	148,716	—
Trust origination activity	—	—	—	1,876	—	—	—	1,876	—
Recovery of noncontrolling interest (trusts) from trust deficit	—	—	—	(53,551)	—	—	53,551	—	—
Settlement of liability for Common Units	1,100	11,605	—	—	—	—	—	11,605	—
Redemption of Common Units	(2,652)	(1,322)	—	—	—	—	—	(1,322)	—
Noncash issuance of Class S Units	—	—	—	—	1,250	—	—	1,250	—
Issuance of Common Units	667	10,000	—	—	—	—	—	10,000	—
Issuance of Preferred Stock Series A Subclass 1 Units	—	—	—	—	—	—	—	—	69,030
Balance, December 31, 2019 (Successor)	44,147	$505,130	$—	$—	$48,911	$46	$(46,161)	$507,926	$958,185
Fair value adjustment (Note 8)	—	308,836	—	—	36,537	(29)	46,161	391,505	380,419
Noncash deemed dividend to Preferred Stock Series A Subclass 1 Unit holder	—	(250,000)	—	—	—	—	—	(250,000)	250,000
Balance, December 31, 2019 (Second Successor)	$44,147	$563,966	$—	$—	$85,448	$17	$—	$649,431	$1,588,604

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
(Dollars in thousands)	Year ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Cash flows from operating activities:
Net loss	$(167,328)	$(34,235)	$(127,701)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	465	267	48
Amortization of upfront fees	(7,112)	(4,160)	(2,972)
Loss in investment in public equity security	450	—	—
Investment income	(38,664)	(35,576)	(17,818)
Noncash interest expense	18,395	15,319	3,169
Noncash transaction expenses	2,112	39,481	127,117
Noncash share-based compensation expense	148,716	—	—
Other	(488)	673	4,121
Changes in assets and liabilities:
Changes in fees receivable	(5,084)	13,121	25,490
Changes in due from unconsolidated affiliates and trusts.	—	(245)	(167)
Changes in other assets	(1,574)	(149)	(508)
Changes in accounts payable and accrued expenses	2,594	9,119	5,571
Changes in other liabilities and deferred revenue	(3,670)	(28,396)	27,496
Change in due to unconsolidated affiliates and trusts	—	(3)	(1,248)
Net cash provided by (used in) operating activities	(51,188)	(24,784)	42,598
Cash flows from investing activities:
Proceeds from sale of senior beneficial interests	60,942	—	—
Originations of senior beneficial interests	(1,917)	—	—
Contributions to investments in senior beneficial interests	—	(2,829)	—
Distributions received from investments in senior beneficial interests	39,393	198,219	—
Purchase of fixed assets	(2,981)	(268)	(106)
Investment in public equity security	(25,000)	—	—
Purchase of preferred stock	—	(50,000)	—
Loans to third parties	—	—	(3,480)
Net cash provided by (used in) investing activities	70,437	145,122	(3,586)
Cash flows from financing activities:
Issuance of Common Units	10,000	—	—
Issuance of Preferred Stock Series A Subclass 1 Unit Accounts	69,030	—	—
Prepayment and extension fees	(960)	—	—
Payments to repurchase Common Units	(26,454)	(124,869)	—
Proceeds from other borrowings and debt due from related parties	—	10,000	—
Payments on other borrowings and related parties	(56,856)	(9,740)	(31,754)
Net cash used in financing activities	(5,240)	(124,609)	(31,754)
Net increase (decrease) in cash and cash equivalents	14,009	(4,271)	7,258
Cash and cash equivalents at beginning of period	3,542	7,813	555
Cash and cash equivalents at end of period	$17,551	$3,542	$7,813

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Overview of the Business

The Beneficient Company Group, L.P. (“Ben,” “our,” “the Company,” or “we”), a Delaware limited partnership, is a holding company of capital and financial services companies (collectively the “Company”). On September 25, 2018, Ben’s capital companies applied for trust charters from the Texas Department of Banking to merge into to-be organized limited trust associations. Beneficient Management, L.L.C. (“BMLLC”), a Delaware limited liability company, is the general partner of Ben. BMLLC is governed by a board of directors. On March 6, 2020, Ben submitted updated trust charter applications to the Texas Department of Banking. Ben is controlled by, and the exclusive and complete authority to manage the operations and affairs of Ben is granted to BMLLC’s board of directors. Ben, formerly known as Highland Consolidated Business Holdings, L.P., was formed on September 16, 2003. Ben is the general partner to Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 and A-2 Units of BCH.

BCH, formerly known as Beneficient Holdings, L.P., is a Delaware limited partnership formed on July 1, 2010. BCH is the holding company that directly or indirectly receives all active and passive income of the Company and allocates that income among the units issued by BCH. As of December 31, 2019, BCH has issued general partnership Class A Units (Subclass A-1 and A-2), Class S Ordinary Units, Class S Preferred Units, FLP Units (Subclass 1 and Subclass 2), Preferred Series A Subclass 1 Unit Accounts (formerly Non-Participating Convertible (“NPC”) Series A Subclass Units), and Preferred Series A Subclass 2 Units (formerly NPC Series A Subclass 2 Units). BCH issued to Ben Preferred Series A Subclass 2 Units as part of the transaction with GWG Holdings, Inc. discussed in Note 4. Preferred Series A Subclass 2 Units hold the same rights and privileges as the Preferred Series A Subclass 1 Unit Accounts.

Ben markets to alternative asset investors an array of loan and liquidity products for mid-to-high net worth individuals having a net worth between $5 million and $30 million (“MHNW”) and small-to-midsize institutional investors and family offices with less than $1 billion in investable assets (“STMIs”), and in addition to these product offerings, Ben offers a variety of services to its clients, including servicing of alternative assets and fund and trust administration (collectively, “Ben’s Current Products and Services”). In the future, Ben plans to market retirement fund products, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets as well as online portals for the trading of alternative assets (collectively, “Ben’s Future Products and Services” and together with Ben’s Current Products and Services, “Ben’s Current and Future Products and Services”). Ben plans to offer these products and services through Ben’s U.S.-based subsidiaries, including trust companies which Ben is in the process of applying to charter in Texas, and (subject to capitalization) through its Bermuda-regulated insurance companies, including Pen Indemnity Insurance Company, LTD and its subsidiaries (collectively, “Pen”). The two anticipated trust companies will exist to provide loan and liquidity products to clients, to serve as custodian and trustee to certain trusts required for loan and liquidity product transactions, and to provide trustee services to Ben’s clients.

Ben operates primarily through its subsidiaries, which provide, or will provide, Ben’s Current and Future Products and Services. These subsidiaries include (i) Beneficient Capital Company, L.L.C. (“BCC”), which offers loan and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), which provides services for fund and trust administration and plans to administer retirement funds; (iii) Pen, which will offer insurance services; and (iv) Ben Markets Management Holdings, L.P. formerly called ACE Portal, L.L.C. (“ACE Portal”), acquired in 2018, which intends to offer an online portal platform with related financial technologies; and (v) other non-operating entities.

Ben’s primary operations, which commenced on September 1, 2017 with a transaction that established our first Exchange Trusts, pertain to its loan and liquidity products whereby Ben, through its subsidiaries, extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Ben’s core business products are its ExchangeTrust, LiquidTrust, and the InterchangeTrust (subsequently introduced in 2020). Ben’s clients select one of these products and place their alternative asset into the custody trust that is a constituent member of a trust structure called the ExAlt PlanTM (comprised of the Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts) (“ExAlt PlanTM”). The ExAlt PlanTM then delivers to Ben’s clients the consideration required by the specific product selected by Ben’s clients. At the same time, Ben, through a subsidiary, extends a loan to the ExAlt PlanTM. The proceeds (cash or Common Units in Ben) of that loan to the ExAlt PlanTM are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and related fees.

Prior to the commencement of commercial operations on September 1, 2017, as discussed in Note 3, Ben’s operations were primarily related to the establishment and capitalization of the business, development of Ben’s Current and Future Products and Services and discontinued operations deemed unrelated to the Company’s future business operations.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liquidity

As of December 31, 2019, we had cash and cash equivalents of approximately $17.6 million. We generated net losses for the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018 totaling $167.3 million, $34.2 million, and $127.7 million, respectively. Each of these periods included substantial non-recurring and non-cash expenses involving share-based compensation costs and transactions expenses related to our initial capitalization and organizational transactions. Our net income (loss) excluding these non-recurring and non-cash items totaled $(16.5) million, $15.0 million, and $8.7 million for the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, respectively. As of February 29, 2020, we had cash and cash equivalents of $18.1 million. Besides funding operating expenditures and having sufficient cash to fund our lending products, we are obligated to repay certain of our outstanding borrowings by June 30, 2020 totaling $149.7 million. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, proceeds from payments on outstanding loans receivable, additional investments into Ben by GWG Holdings and/or other parties, and, potentially, refinancing with other third-party lenders some or all of the existing borrowings due on June 30, 2020 prior to their maturity. As discussed in Note 7, Ben became a consolidated subsidiary for financial reporting purpose of GWG Holdings on December 31, 2019.

As a result of the current COVID-19 crisis discussed in Note 25, Ben may not be able to refinance or obtain additional financing on terms favorable to the Company, or at all. To the extent that Ben or its subsidiaries raise additional capital through the future sale of equity or debt, the ownership interest of our existing equity holders may be diluted. The terms of these future equity or debt securities may include liquidation or other preferences that adversely affect the rights of our existing equity unitholders or involve negative covenants that restrict Ben's ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If Ben is unable to refinance the borrowings due on June 30, 2020, or defaults on these borrowings, then the Company will be required to either i) sell assets to repay these loans or ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

Based on projections of growth in revenue and net income in the coming quarters, the expected additional investments into Ben by GWG Holdings and/or other parties, and, potentially, refinancing certain existing borrowings with other third-party lenders, we believe that we will have sufficient cash resources to finance our operations, satisfy other obligations, and to fund expected lending transactions through March 31, 2021.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Ben include the accounts of Ben, its wholly-owned and majority-owned subsidiaries and, for specific periods presented herein as described below, certain variable interest entities, or VIEs, in which the Company is the primary beneficiary. Prior to December 31, 2019, certain trusts included in the ExAlt PlanTM are considered VIEs for which Ben has a variable interest and is considered the primary beneficiary. Thus, Ben was required to consolidate certain of the trusts within the ExAlt PlanTM. The trusts included in the ExAlt PlanTM that were consolidated VIEs prior to December 31, 2019 are comprised of the Funding Trusts and Collective Trusts. Due to changes executed to the underlying agreements of certain trusts included in the ExAlt PlanTM along with the Company and the Funding Trusts entering into new loan agreements as of December 31, 2019, Ben no longer has the power to direct the activities that most significantly impact the economic performance for any of these trusts and thus is no longer required to consolidate any of the trusts included in the ExAlt PlanTM as of December 31, 2019.

All intercompany accounts and transactions have been eliminated in consolidation, and the portion of income allocated to owners other than the Company is included in “net income (loss) attributable to noncontrolling interests” in the consolidated statements of comprehensive income (loss).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reclassifications of amounts in prior year’s consolidated financial statements are made whenever necessary to conform to the current year’s presentation.

As discussed in Note 8, Ben applied push-down accounting due to change-of-control events occurring as of June 1, 2018 and again on December 31, 2019, resulting in a new basis of accounting as of each date. Accordingly, the consolidated statements of comprehensive income (loss), changes in equity (deficit), and cash flows for the period January 1, 2018 to May 31, 2018 are under one basis of accounting (referred to herein as “Predecessor”). The consolidated statement of financial condition as of December 31, 2018, and the consolidated statements of comprehensive income (loss), changes in equity (deficit), and cash flows for the period June 1, 2018 to December 31, 2018 and the year ended December 31, 2019, are under a new basis of accounting resulting from the June 1, 2018 change-of-control (referred to herein as “Successor”). The consolidated statement of financial condition as of December 31, 2019 is under another new basis of accounting due to the change-of-control event that occurred on December 31, 2019 (referred to herein as “Second Successor”).

Statement of Financial Condition Presentation

As of December 31, 2019, the Company’s consolidated statement of financial condition includes the Company’s direct assets and liabilities. As of December 31, 2018, the Company’s consolidated statement of financial condition includes both the Company’s direct assets and liabilities and the assets and liabilities of certain of the trusts included in the ExAlt PlanTM. Assets of each consolidated VIE can only be used to satisfy the obligations of that VIE, and the liabilities of consolidated VIEs are non-recourse to the Company. The Company was not obligated to provide, nor did it provide, any financial support to the consolidated trusts in the ExAlt PlanTM, other than the payment of certain administrative fees that are reimbursable and certain capital commitments related to the alternative asset contributed by the client into ExAlt PlanTM as discussed in Note 22. Any creditor of the consolidated trusts in the ExAlt PlanTM had and has no recourse to the general credit of Ben. The notes to the consolidated financial statements describe the Company’s assets and liabilities including, for the period(s) applicable, the assets and liabilities of the trusts in the ExAlt PlanTM that, prior to December 31, 2019, were consolidated trusts for financial reporting purposes. See Note 21 for additional information related to certain trusts in the ExAlt PlanTM that, prior to December 31, 2019, were required to be consolidated.

Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This preparation requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the consolidated financial statements and could differ from actual results. Material estimates that are particularly susceptible to change, in the near term, relate to the determination for assets, liabilities, and equity required to be fair valued under business combinations accounting guidance, determining grant date fair value for stock-based compensation awards, allowance for loan losses and evaluation of potential impairment of goodwill and other intangibles.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks or money market funds with original maturities of three months or less. Interest income from cash and cash equivalents is recorded in interest and fee income in the consolidated statements of comprehensive income (loss).

Fees Receivable

Fees receivable represent balances arising from services provided to trustees and are recorded on an accrual basis. Fees receivable are written off when they are determined to be uncollectible. Any allowance for doubtful accounts is estimated based on our estimate of the ability of the collateral to satisfy the amounts due. Most of the fees receivable consist of unpaid upfront fees and trust service fees that will be paid from the cash flows from the client’s alternative asset based on an allocation of those cash flows as prescribed in the associated trust agreement. Upfront fees and trust service fees are required to be paid first from the cash flows from the client’s alternative asset and thus, we believe that the amounts are fully collectible. Accordingly, our consolidated financial statements do not include an allowance for bad debt nor any bad debt expense.

Investments in Senior Beneficial Interests

Through the date of the deconsolidation on December 31, 2019, the Company held investments in senior beneficial interests representing interests in the LiquidTrusts established by our clients at the outset of a liquidity transaction. The investments in senior beneficial interests were accounted for as equity securities under Accounting Standards Codification (“ASC”) Topic 321, Investments – Equity Securities. ASC Topic 321 requires all equity securities within its scope to be measured at fair value in the consolidated statements of financial condition with changes in fair value recognized in net income (loss) in the consolidated statements of comprehensive income (loss). Due to the deconsolidation of certain of the trusts included with the ExAlt PlanTM on December 31, 2019, Ben’s consolidated statement of financial condition as of December 31, 2019 no longer includes investments in senior beneficial interests held by the Collective Trusts.

Loans Receivable

Loans receivable are carried at the principal amount outstanding, plus interest paid-in-kind. The loans do not have scheduled principal or interest payments due prior to their maturity date, which is generally 12 years from the date of origination. Prepayment of the loans, in whole or in part, is permitted without premium or penalty. Loans bear contractual interest at the greater of 14% or 1-month LIBOR plus 10% compounded daily. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding.

Allowances for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Management applies risk factors to categories of loans and individually reviews all impaired loans above a de minimis threshold. Management relies heavily on statistical analysis, current net asset value (“NAV”) and distribution performance of the underlying alternative asset collateral and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. As the collateral is the sole source of repayment of the loans and related interest, these loans are considered to be collateral dependent. Ben recognizes the charge-off in the period in which it arises for its collateral dependent loans. Therefore, impaired collateral dependent loans are written down to their estimated net realizable value based on disposition value.

Investment in Public Equity Security

Investment in public equity securities represents our interest in GWG Holdings, and is carried at fair value. Fair value is determined using quoted market prices. Any realized gains and losses are recorded on a trade-date basis. Realized and unrealized gains and losses are recognized in gain (loss) on investment in public equity security in the consolidated statements of comprehensive income (loss). As of December 31, 2019, the fair value of investments in public equity securities was $24.6 million and the related unrealized loss recognized in the consolidated statement of comprehensive income (loss) for the year ended December 31, 2019 was $(0.5) million. Ben did not hold any investments in public equity securities prior to 2019. The investment in public equity securities has been in an unrealized loss position for less than 12 months.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Assets

Other assets consist of promissory notes receivables, deferred tax assets, fixed assets, prepaids, operating lease right-of-use assets, and other receivables.

There are amounts due under two promissory note agreements with third parties for funds advanced outside of our normal liquidity arrangements with a principal balance of $2.5 million and $0.9 million, respectively. The notes currently bear interest at 9.0% per annum for the $2.5 million note agreement and 2.5% per annum for the $0.9 million note agreement. The promissory note agreements mature in April 2020 for the $2.5 million note agreement and April 2023 for the $0.9 million note agreement and may be prepaid at any time without penalty. Mandatory prepayments are required if certain conditions are met.

The Company leases certain real estate for its office premises, under non-cancelable operating leases that expire during 2021. The right-of-use asset, which was established upon the adoption of ASU 2016-02 Leases (Topic 842), on January 1, 2019, represents the Company’s right to use an underlying asset for the lease term. Related lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term, using the rate the Company would pay to borrow amounts equal to the lease payments over the lease term (the Company’s incremental borrowing rate). Lease expense is recognized on a straight-line basis over the lease term in other expenses in the consolidated statements of comprehensive income (loss). Common area maintenance and other related costs are considered variable lease payments and are expensed as incurred. The Company has made an accounting policy election not to recognize short-term lease assets and liabilities (less than a 12-month term) or immaterial equipment leases in its balance sheets. The Company recognizes the lease expense for these leases on a straight-line basis over the life of the lease

Fixed assets, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Expenditures related to leasehold improvements; furniture and fixtures; computer hardware and software; and most office equipment purchases are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (from 3 to 5 years). For leasehold improvements, amortization is computed based on the shorter of the useful life or the lease term. Software in process is composed of costs related to internally developed software projects in the application development phase. Gains or losses on disposition of fixed assets are reflected in net income (loss). Normal costs of maintenance and repairs are treated as current expenses in the consolidated statements of comprehensive income (loss).

The Company capitalizes certain costs related to the development of internal-use software. Costs incurred during the application development phase are capitalized. The types of costs capitalized during the application development phase primarily include consulting fees for third-party developers working on these projects. Costs related to the preliminary project stage and post-implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over the estimated useful life of the asset, which ranges from 1 to 3 years.

Goodwill and Other Intangibles

The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Intangibles – Goodwill and Other. The amount of goodwill initially recorded is based on the fair value of the acquired entity at the time of acquisition. Management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value.

Intangible assets are recorded at fair value at the time of acquisition. Intangible assets include technology related intangibles, insurance licensing, and a non-compete agreement. Finite-lived intangibles are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method, which approximates the expected pattern of economic benefit over the estimated lives of the assets.

The technology-related intangibles are projected to be amortized over the estimated useful lives of the assets of ten years and are assessed for impairment when indicators of impairment are present as outlined in the subsequent paragraph. The insurance license intangible has an indefinite life and is assessed for impairment annually. The non-compete agreement is amortized over its estimated useful life of four years and is assessed for impairment when indicators of impairment are present.

The Company reviews the carrying value of its finite-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Factors that would require an impairment assessment include, among other things, a significant change in the extent or manner in which an asset is used, a continual decline in the Company’s operating performance, or as a result of fundamental changes in a subsidiary’s business condition.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Repurchase Options

The Company determined that a provision of each existing ExchangeTrust agreement whereby the holder of the beneficial interest can repurchase the senior beneficial interest in a LiquidTrust held by a Collective Trust at any time up to 3 years from the initial transaction date represents an equity contract liability that we have elected to account for utilizing the fair value option in accordance with accounting standards applicable to financial instruments. The repurchase options were provided to each ExchangeTrust for no consideration. As of the date of establishment of each LiquidTrust, the Company measured the fair value of the repurchase option and recorded the amount of repurchase options in the consolidated statements of financial condition with the recognition of transaction expense of a corresponding amount. As of December 31, 2018, the repurchase options are recorded at fair value with changes in fair value recorded in net loss in the consolidated statements of comprehensive income (loss). Adjustments to the fair value of the repurchase options are recognized within investment income in the consolidated statements of comprehensive income (loss). With the deconsolidation, as of December 31, 2019, of certain trusts included within the ExAlt PlanTM, which includes the Collective Trusts, Ben’s consolidated statement of financial condition no longer includes the repurchase options issued by the Collective Trusts as of December 31, 2019.

The primary reasons that management elected to record the repurchase options at fair value included reflecting the economic events in earnings on a timely basis and mitigating volatility in earnings from using different measurement attributes. Refer to Note 19 for additional information.

Due from and Due to Unconsolidated Affiliates and Trusts

Due from and due to unconsolidated affiliates and trusts include transactions with Related Entities, a Legacy Lender and certain non-consolidated trusts included within the ExAlt PlanTM that are not required to be included in the consolidated financial statements of Ben. Ben considers as affiliates certain trusts and those entities held by such trusts which are controlled by our founder and in which our founder and his family members are also among classes of economic beneficiaries whether or not our founder is entitled to economic distributions from such trusts (“Related Entities”). Ben does not consider as affiliates those entities held in trusts of which our founder is a member of a class of beneficiaries yet does not have an entitlement to economic distributions where such trusts may have previously been under the control of our founder but have subsequently come under the control of a third party who is independent and unrelated to our founder (“Legacy Lenders”).

Amounts pertaining to non-consolidated trusts within the ExAlt PlanTM principally relate to cash due from LiquidTrusts representing balances owed to the various Collective Trusts, as holders of the senior beneficial interests of the LiquidTrusts, originating from cash distributions from the alternative assets held by the LiquidTrusts. The amounts owed to the senior beneficial interest holder are determined by the waterfall distribution provisions of the LiquidTrust agreements. As of December 31, 2018, cash due from LiquidTrusts to the Collective Trusts totaled $12.6 million. Ben is no longer required, as of December 31, 2019, to consolidate any of the trusts included within the ExAlt PlanTM. There were no amounts due to Ben or its consolidated subsidiaries from any of the trusts included within the ExAlt PlanTM as of December 31, 2019.

Other Liabilities

Other liabilities consist principally of a liability related to an option agreement issued in connection with the transaction described in Note 4, a liability related to the purchase of common stock of GWG Holdings, Inc. described in Note 5, lease liabilities, and a liability related to an obligation to redeem Ben Common Units issued to certain counterparties in the transaction described in Note 3. Refer to Note 13 for more information on these other liabilities.

Business Combinations

The Company includes the results of operations of the businesses that it acquires from the acquisition date. In allocating the purchase price of a business combination, the Company records all assets acquired and liabilities assumed at fair value as of the date of acquisition, with the excess of the purchase price over the aggregate fair values recorded as goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company and most of its subsidiaries operate in the U.S. as partnerships for U.S. federal income tax purposes. Certain of our entities are corporations for tax purposes. In addition, certain of the wholly-owned subsidiaries of the Company will be subject to federal, state, and local corporate income taxes at the entity level and the related tax provision attributable to the Company’s share of this income tax is reflected in the consolidated financial statements.

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities, if any, are recorded within accounts payable and accrued expenses and other liabilities in the consolidated statements of financial condition.

The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company records uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (b) those tax positions that meet the more likely than not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions in other expenses within the consolidated statements of comprehensive income (loss).

Noncontrolling interests – Redeemable and Non-redeemable

As of December 31, 2019, noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests that are held by third parties. As of December 31, 2018, noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests or interests in consolidated VIEs that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ or VIEs’ earnings or losses each period and for any distributions that are paid

Noncontrolling interests are reported as a component of equity unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in our consolidated statements of financial condition. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. Changes in our redeemable noncontrolling interests are presented in the consolidated statements of changes in equity (deficit).

Noncontrolling interests include: (i) for both consolidated statements of financial condition presented, holders, which consist of Related Entities, an entity affiliated with a related party, and third parties, of Class S Ordinary Units issued by BCH, and (ii) for the consolidated statement of financial condition as of December 31, 2018, holders, which consists of unrelated charity organizations, of residual beneficial interests issued by certain trusts included in the ExAlt PlanTM, that prior to December 31, 2019, were required to be presented in our consolidated statement of financial condition.

Redeemable noncontrolling interests are held by holders, which consist of a Related Entity, an entity affiliated with a related party, and a third-party entity, of Preferred Series A Subclass 1 Unit Accounts issued by BCH for both consolidated statements of financial condition presented.

See Note 17 for further information of the equity instruments of the Company, including those classified as redeemable noncontrolling interests and noncontrolling interests.

Advertising Costs

The Company expenses advertising costs as incurred, which are included in professional services in the consolidated statements of comprehensive income (loss). Advertising expenses were immaterial for all periods presented.

Third-Party Administration Revenues

Third-party administration fees are earned for the administration of third-party client accounts. The Company’s performance obligation is satisfied over time and the resulting fees are recognized monthly, generally based upon the beginning of the quarter (in advance) net asset value under management and the applicable fee rate, depending on the terms of the contract. Third-party administration fee receivables are recorded on the consolidated statements of financial condition in the fees receivable line item and in third-party administration revenues on the consolidated statements of comprehensive income (loss).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trust services revenues include both of the following fees:

Upfront Fees

Non-refundable upfront fees are earned for setting up and providing the client access to the ExAlt PlanTM. These activities do not transfer a separate promised service and therefore, represent advanced payments for trust administration services. Upfront fees are billed at the origination of the liquidity transaction and are based on a percentage of NAV plus any unfunded capital commitments. Payment of the fees occurs in the first step of the waterfall distribution per the LiquidTrust agreement. Upfront fees are deferred upon receipt and recognized ratably over the period of benefit which is generally consistent with estimated expected life of LiquidTrusts (typically 7 to 10 years). Upfront fees are recorded on the consolidated statements of financial condition as fees receivable with a corresponding amount recorded to deferred revenue. Deferred revenue is subsequently recognized as trust services revenues on the consolidated statements of comprehensive income (loss), ratably over the expected life of the LiquidTrust.

Trust Administration Revenues

Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution clients. The Company’s performance obligation under these agreements is satisfied over time as the administration and management services are provided. Fees are recognized monthly based upon the beginning of quarter (in advance) net asset value plus any remaining unfunded capital commitments and the applicable fee rate of the account as outlined in the agreement. Payment frequency is defined in the individual contracts, which primarily stipulate billings on a quarterly basis in advance. Trust administration fee receivables are recorded on the consolidated statements of financial condition in the fees receivable line item and in trust services revenues on the consolidated statements of comprehensive income (loss).

The table below sets forth the third-party administration revenues and trust services revenues as a percent of total revenues, net:

	Successor		Predecessor
(Dollars in thousands)	Year Ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Third-party administration revenues	$30	$19	$13
Trust services revenues	22,047	14,457	11,583
Total fee revenues	22,077	14,476	11,596
Total revenues	60,291	50,052	29,414
Percentage	36.6%	28.9%	39.4%

Interest Income

The consolidated financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of Ben, including, prior to their deconsolidation on December 31, 2019, the consolidated trusts in the ExAlt PlanTM, on a gross basis, and a portion of the economic interests in the Collective Trusts, held by the residual beneficiaries, are attributed to noncontrolling interests in the accompanying consolidated financial statements. Interest income earned by us from those consolidated trusts in the ExAlt PlanTM is eliminated in consolidation. Interest income is computed principally as the stated interest due on the outstanding loan balances between BCC and the Funding Trusts adjusted for any estimated amounts that are probable of not being collected which was approximately $76.8 million for the year ended December 31, 2019. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, our attributable share of the net income from the consolidated trusts in the ExAlt PlanTM is increased by the amounts eliminated. Accordingly, the elimination in consolidation of interest income has no effect on net income (loss) attributable to Ben or Ben’s Common Unitholders.

Legal Fees

Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in professional services in the accompanying consolidated statements of comprehensive income (loss).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-based Compensation

Compensation expense for all equity-based compensation awards is determined using the grant date fair value. For all equity-based plans, we record the impact of forfeitures when they occur. Expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equal to the vesting period. The details of our equity-based compensation programs are discussed in Note 16.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on investments carried at fair value, which are reported as a separate component of equity.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. In accordance with ASC Topic 820, Fair Value Measurement, these two types of inputs have created the following fair value hierarchy:

Level 1: quoted prices in active markets for identical assets;

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument; and

Level 3: inputs to the valuation methodology are unobservable for the asset or liability.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

This hierarchy requires the use of observable market data when available.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect these estimates.

Accounting Standards Recently Adopted

ASU 2016-02, Leases (Topic 842) was issued in February 2016, to increase the transparency and comparability of lease recognition and disclosure. The amendments in this standard require lessees to recognize lease contracts on the consolidated statement of financial condition, while recognizing expenses on the consolidated statement of comprehensive income (loss) in a manner similar to prior guidance. The Company adopted this ASU as of January 1, 2019, resulting in increases to total assets and total liabilities. The related increase to total assets was due to the recognition of a right-of-use asset recorded in other assets, while the increase in total liabilities was due to recognition of the lease payment liability recorded in other liabilities. Prior comparable periods are presented in accordance with previous guidance under ASC 840, “Leases.”

ASU 2017-04, Goodwill (Topic 350) was issued in January 2017. This standard simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under the new guidance, goodwill impairment loss will be measured on the basis of the fair value of the reporting unit relative to the reporting unit’s carrying amount rather than on the basis of the implied amount of goodwill relative to the goodwill balance of the reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, including interim periods within those periods, for public business entities. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Ben adopted this ASU on January 1, 2020, and it did not have a material impact on its consolidated financial statements and related disclosures.

ASU 2018-07, Compensation, Stock Compensation (Topic 718) was issued in June 2018. The amendments in this standard expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company adopted this ASU as of January 1, 2019. The adoption of this ASU did not have a material impact on Ben’s consolidated financial statements and related disclosures.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU 2018-15, Intangibles, Goodwill and Other, Internal Use Software (Topic 350-40) was issued in August 2018. The amendments in this standard align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Topic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The amendments also require the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement, which includes reasonably certain renewals. The Company prospectively adopted this ASU as of January 1, 2019. Related assets are reflected on the consolidated statements of financial condition in other assets and the related amortization expense is reflected in other expenses on the consolidated statements of comprehensive income (loss). The adoption of this ASU did not have a material impact on Ben’s consolidated financial statements and related disclosures.

Accounting Standards Not Yet Adopted

ASU 2016-13, Financial Instruments, Credit Losses (Topic 326) was issued in June 2016. This standard broadens the information that an entity must consider in developing its expected credit loss estimate for loans and other financial assets measured either collectively or individually. Current U.S. GAAP delays recognition of credit losses until it is probable a loss has occurred, generally only considering past events and current conditions in measuring the incurred loss. Once implemented, this new standard will eliminate the probable initial recognition threshold and instead, will require the measurement of expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts covering the entire term of the instrument through contractual maturity. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This standard requires enhanced disclosures around significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the portfolio. The effective date of this ASU has been extended for smaller reporting companies and private companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Ben is evaluating the impact of this ASU on the consolidated financial statements and disclosures.

ASU 2018-13, Fair Value Measurement (Topic 820) was issued in August 2018. The amendments in this standard add or modify certain disclosure requirements for fair value measurements. The guidance is effective for fiscal years and interim periods beginning after December 15, 2019. Certain of the amendments require prospective application, while the remainder require retrospective application. Early adoption is permitted either for the entire standard or only the provisions that eliminate or modify the requirements. The Company believes that we are currently compliant with this pronouncement but continues to evaluate potential impact of this guidance on our consolidated financial statements and related disclosures.

ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (Topic 740) was issued in December 2019. The amendments in ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, for public business entities. Early adoption is permitted, including adoption in any interim period. Ben is evaluating the impact of this ASU on the consolidated financial statements and disclosures.

3.	Initial Capitalization and Organizational Transactions

Ben commenced commercial operations on September 1, 2017, when Ben and MHT Financial, L.L.C. (“MHT Financial”), entered into agreements to provide liquidity in exchange for the economic rights to several portfolios of alternative assets (collectively, the “Initial Transactions”). In December 2017 and January 2018, Ben and MHT Financial entered into additional agreements to provide liquidity in exchange for the economic rights to additional portfolios of alternative assets (collectively, the “Second Transactions”). The primary closing condition of the Initial and Second Transactions consisted of MHT Financial entering into a Purchase and Sale Agreement with owners of alternative asset funds (family offices, fund-of-funds, and institutions, collectively the “Sellers”) to acquire the portfolios of alternative assets (the “Initial Exchange Portfolio” for the Initial Transactions and the “Second Exchange Portfolio” for the Second Transactions) and the subsequent placement of the Initial and Second Exchange Portfolios by MHT Financial into the custody of certain constituent trusts of the ExAlt PlanTM (“Founding ExAlt PlanTM”) in exchange for Common Units of Ben of a like value issued to certain other constituent trusts of the Founding ExAlt PlanTM (“2017-18 Exchange Trusts”).

The Initial Transactions, which were entered into on September 1, 2017, included:

(i)	MHT Financial purchased the Initial Exchange Portfolio at purchase prices set out in schedules to the various Purchase and Sale Agreements (each such agreement, the “PSA”). The purchase price calculations in the PSAs used December 31, 2016, reported net asset value (“NAV”) for the Initial Exchange Portfolio and adjusted for cash flows (capital calls and distributions) through the day before the signing of the PSAs. In addition, the PSAs included mark-to-market securities, which were valued at the end of business on the day prior to the PSA date. MHT Financial’s aggregate purchase price for the Initial Exchange Portfolio was $489.2 million (the “Initial Exchange Portfolio Purchase Price”);

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(ii)	MHT Financial placed the Initial Exchange Portfolio into the custody of constituent trusts of the Founding ExAlt PlanTM;
(iii)	Ben extended liquidity to the Founding ExAlt PlanTM equal to 77% of the Initial Exchange Portfolio Purchase Price with rights to the cash flows from the Initial Exchange Portfolio provided in return;
(iv)	Transfers to the Founding ExAlt PlanTM of Common Units issued by Ben in return for liquidity proceeds equal to 77% of the Initial Exchange Portfolio Purchase Price;
(v)	The contribution of substantially all the remaining tangible and intangible assets held by Ben to its subsidiaries;
(vi)	An agreement for new notes/loans of approximately $141.0 million to (a) refinance existing loans from Legacy Lenders totaling approximately $120.8 million and to (b) purchase certain assets from Related Entities that were expensed by Ben totaling $20.2 million; and
(vii)	The distribution by the Company to Related Entities of the assets of certain legacy business activities that would not be involved in the continuing Ben business.

The Second Transactions, which were entered into in December 2017 and January 2018, were carried out in a manner consistent with the Initial Transactions. MHT Financial’s aggregate purchase price for the Second Exchange Portfolio was $244.6 million (the “Second Exchange Portfolio Purchase Price”). Ben extended loans to the Founding ExAlt PlanTM equal to 77% of the Second Exchange Portfolio Purchase Price in return for the right to the cash flows from the Second Exchange Portfolio. The loan proceeds were applied toward the purchase of Common Units of Ben.

Through December 31, 2019, Ben’s originations of liquidity products have primarily been limited to the Initial and Second Transactions described above. The Initial and Second Transactions have been transacted with a limited number of family offices, fund-of-funds and institutions. These types of clients, specifically, fund-of-funds and institutions represent a smaller segment of the target market for Ben’s financial products in the future.

4.	Transaction with GWG Holdings, Inc. and GWG Life, LLC

On January 12, 2018, Ben entered into a Master Exchange Agreement, as amended from time to time (the “MEA”), with GWG Holdings, Inc., a Delaware corporation (“GWG Holdings”), GWG Life, LLC, a Delaware limited liability company and wholly-owned subsidiary of GWG Holdings (“GWG Life” and, collectively with GWG Holdings, the “GWG Parties”), and the 2017-18 Exchange Trusts. The 2017-18 Exchange Trusts agreed to transfer the Common Units they held in Ben to the GWG Parties and receive assets, including GWG Holdings’ common stock and GWG Life debt. On August 10, 2018 (“Initial Transfer Date”), Ben and the GWG Parties executed a third amended MEA and completed an initial transfer (“Initial Transfer”) under which:

i.	Ben, as a borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as a lender, in a principal amount of $200.0 million, with the loan proceeds used to redeem $200.0 million in Ben Common Units held by the 2017-18 Exchange Trusts;
ii.	Ben delivered to GWG Holdings a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million and applied the proceeds to redeem $162.9 million in Ben Common Units held by the 2017-18 Exchange Trusts;
iii.	The 2017-18 Exchange Trusts used the loan proceeds from Ben to acquire $362.9 million of L Bonds due 2023 from GWG Holdings;
iv.	The 2017-18 Exchange Trusts delivered to GWG Holdings 4,032,349 Common Units of Ben in exchange for L Bonds due 2023 in an aggregate principal amount of $40.3 million;
v.	Ben purchased 5,000,000 shares of GWG Holdings’ Series B Convertible Preferred Stock for cash consideration of $50.0 million. Ben transferred the GWG Holdings’ Series B Convertible Preferred Stock to the 2017-18 Exchange Trusts on August 13, 2018, in exchange for $50.0 million in Ben Common Units held by the 2017-18 Exchange Trusts; and
vi.	Ben and GWG entered into a registration rights agreement (the “Registration Rights Agreement”) with respect to the Ben Common Units received and to be received by GWG Holdings.

Under the MEA, at the final closing (the “Final Closing”), which occurred on December 28, 2018 (the “Final Closing Date”):

i.	In accordance with the MEA and based on the NAV of the Exchange Portfolio as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal of the Commercial Loan Agreement was adjusted to $182.0 million, (ii) the principal amount of the Exchangeable Note was adjusted to $148.2 million and (iii) the principal amount of the L bonds held by the 2017-18 Exchange Trusts was adjusted to $366.9 million;

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ii.	The accrued interest on the Commercial Loan Agreement and the Exchangeable Note was added to the principal amount of the Commercial Loan Agreement, as a result of which the principal amount of the Commercial Loan Agreement as of the Final Closing Date was $192.5 million;
iii.	The 2017-18 Exchange Trusts transferred to GWG Holdings an aggregate of $216.5 million in Ben Common Units and Ben transferred $148.2 million in Ben Common Units to GWG Holdings in exchange for the Exchangeable Note;
iv.	Ben issued to GWG an option (“Option Agreement”) to acquire the number of Ben Common Units, interests, or other property that would be received by a holder of a Preferred Series A Subclass 2 Unit Account of BCH; and
v.	GWG issued to the 2017-18 Exchange Trusts 27,013,516 shares of GWG Holdings’ common stock (including shares issued upon conversion of the GWG Holdings’ Series B Convertible Preferred Stock).

In order to facilitate the closing of the transaction with the GWG Parties, the Company agreed to the redemption for debt of $72.0 million of Preferred Series A Subclass 1 Unit Accounts held by a Related Entity. Refer to Note 15 for further information on the debt issued in connection with this redemption.

Registration Rights Agreement

On the Initial Transfer Date, Ben and GWG Holdings entered into the Registration Rights Agreement related to Ben’s Common Units providing GWG Holdings with certain customary registration rights with respect to the Ben Common Units received pursuant to the MEA. Pursuant to this Registration Rights Agreement, GWG Holdings is entitled to certain customary demand registration, shelf takedown and piggyback registration rights with respect to the Ben Common Units, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG Holdings is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold.

5.	Transaction with GWG Holdings, Inc. Controlling Shareholders

On April 15, 2019, Ben, among others, entered into a Purchase and Contribution Agreement (the “Purchase Agreement”) with Jon R. Sabes, GWG Holdings’ Chief Executive Officer and a director, and Steven F. Sabes, GWG Holdings’ Executive Vice President and a director. Pursuant to the Purchase Agreement, which closed on April 26, 2019 (the “Closing”), Messrs. Jon and Steven Sabes sold and transferred all of the shares of GWG Holdings’ common stock held directly and indirectly by them and their immediate family members (approximately 12% of GWG Holdings’ outstanding common stock in the aggregate). Specifically, Messrs. Jon and Steven Sabes (i) sold in aggregate 2,500,000 shares of GWG Holdings’ common stock to BCC, a subsidiary of Ben, for $25.0 million in return for a payable ultimately settled in cash on December 31, 2019, and (ii) contributed their remaining 1,452,155 shares of GWG Holdings’ common stock to a limited liability company (“SPV”) owned by a Related Entity and an entity held by one of Ben’s current directors, in exchange for certain equity interests in the SPV.

Certain other transactions occurred pursuant to the Purchase Agreement and in connection with the Closing (the “Transactions”), including:

●	GWG Holdings’ bylaws were amended to increase the maximum number of directors of GWG Holdings from nine to thirteen, and the actual number of directors comprising GWG Holding’s Board of Directors was increased from seven to eleven.

●	All seven members of GWG Holdings’ Board of Directors prior to the Closing resigned as directors of GWG Holdings, and eleven individuals designated by Ben were appointed as directors of GWG Holdings, leaving two board seats vacant after the Closing. At the time, the eleven individuals designated by Ben were the members of the Board of Directors of BMLLC, the general partner of Ben.

●	BCC and the SPV executed and delivered a Consent and Joinder (as defined below) to the Security Agreement (as defined below).

GWG Holdings intends to reduce capital allocated to its traditional business while cooperating to build a larger diversified portfolio of loans against alternative assets investment portfolios through additional investment by GWG Holdings in Ben.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 26, 2019, and in connection with the Closing, BCC and the SPV executed and delivered a Consent and Joinder (the “Consent and Joinder”) to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the GWG Holdings, GWG Life, Messrs. Jon and Steven Sabes and the Bank of Utah (the “Security Agreement”). Pursuant to the Consent and Joinder, Messrs. Jon and Steven Sabes assigned their rights and delegated their obligations under the Security Agreement to BCC and the SPV, and BCC and the SPV became substitute grantors under the Security Agreement such that the shares of GWG Holdings’ Common Stock acquired by BCC and the SPV pursuant to the Purchase Agreement will continue to be pledged as collateral security for GWG Holdings’ obligations owing in respect of the L Bonds issued under that certain Amended and Restated Indenture, dated as of October 23, 2017, subsequently amended on March 27, 2018 and supplemented by a Supplemental Indenture dated as of August 10, 2018, as so amended and supplemented, and as it may be amended or supplemented from time to time hereafter.

6.	Transaction with GWG Life, certain Trusts included in the ExAlt PlanTM

On May 31, 2019, certain LiquidTrusts for which Ben, through certain other trusts in the ExAlt PlanTM that were required to be consolidated in our financial statements prior to December 31, 2019, held investments in senior beneficial interests, executed a Promissory Note (the “Promissory Note”) with GWG Life for a principal amount of $65.0 million that matures on June 30, 2023. An initial advance in the principal amount of $50.0 million was funded on June 3, 2019, and a second advance in the principal amount of $15.0 million was funded on November 27, 2019.

The proceeds from the Promissory Note are used by the LiquidTrusts to purchase senior beneficial interests held by these certain trusts of the ExAlt PlanTM that were required to be consolidated in our financial statements prior to December 31, 2019. The aforementioned trusts utilize the proceeds to repay loan amounts owed by certain of trusts included within the ExAlt PlanTM to BCC, a subsidiary of Ben. While Ben’s primary tangible asset is its loan agreements collateralized by investments in senior beneficial interests held through the Collective Trusts in the various LiquidTrusts, none of the trusts included within the ExAlt PlanTM are affiliates of Ben. In accordance with the timeline of the Promissory Note, the LiquidTrusts purchased senior beneficial interests of $60.0 million prior to December 2019. The remaining purchase of senior beneficial interests will occur during January 2020. All proceeds from the Promissory Note have been or will be utilized by the ExAlt PlanTM to repay loan amounts owed to BCC. Ben utilized the proceeds from the loan repayments to BCC to provide working capital to the Company and to pay other liabilities.

The Promissory Note is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Promissory Note other than the existing senior loan obligations described in Note 15 to HCLP Nominees L.L.C. (“HCLP Nominees”) and to Beneficient Holdings, Inc. (“BHI”), a Related Entity, (collectively, the “Senior Lenders”)) and events of default. The Senior Lenders are Legacy Lenders as described in Notes 2, 15 and 20.

In connection with the Promissory Note, GWG Holdings entered into intercreditor and subordination agreements with each of the Senior Lenders.  The intercreditor and subordination agreements, among other things, subordinate the Promissory Note to the secured obligations of Ben outstanding to the Senior Lenders; stipulates that GWG Holdings agrees to not take any liens to secure the Promissory Note (and to subordinate such liens, if any, to the liens of the Senior Lenders), prohibits any voluntary prepayment of all or any portion of the Promissory Note until the Senior Lenders are paid in full unless such prepayment is agreed to by the Senior Lenders; and stipulates that GWG Holdings agrees not to take enforcement actions under the Promissory Note until existing obligations to the Senior Lenders are paid in full.  The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lenders have agreed to not extend the maturity of their respective loan obligations beyond June 30, 2023, or increase the outstanding principal of the loans made by the Senior Lenders without the written consent of GWG Life. GWG Life has agreed to not transfer the Promissory Note except with the written consent of the Senior Lenders (such consent not to be unreasonably withheld) or to GWG Holdings or direct or indirect wholly-owned subsidiaries thereof.

7.	Strategic Transaction with GWG Holdings, Inc.

On December 31, 2019, Ben, BCH, BMLLC, and GWG Holdings entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”). Pursuant to the Investment Agreement, Ben and BCH received an aggregate amount of $79.0 million from GWG Holdings in return for 666,667 Common Units of Ben and a Preferred Series A Subclass 1 Unit Account of BCH.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Investment Agreement, GWG Holdings acquired, on December 31, 2019, the right to appoint a majority of the board of directors of BMLLC, the general partner of Ben. Due to this change-of-control event, Ben became a consolidated subsidiary of GWG Holdings; therefore, the results of operations for Ben and its subsidiaries being reported in GWG Holdings’ financial statements on a consolidated basis as of December 31, 2019. GWG Holdings’ right to appoint a majority of the board of directors of BMLLC will terminate in the event (i) GWG Holdings’ ownership of the fully diluted equity of Ben (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than GWG Holdings) is less than 25%, (ii) the Continuing Directors (as defined in the BMLLC LLC agreement) of GWG Holdings’ cease to constitute a majority of the board of directors of the GWG Holdings, or (iii) certain bankruptcy events occur with respect to GWG Holdings.

As a result of the change-in-control, Ben elected to apply pushdown accounting in its separate consolidated financial statements as of December 31, 2019. Under the pushdown accounting guidance included in ASC Topic 805, Business Combinations, Ben recorded all of its assets and liabilities at fair value, with the excess of the purchase price over the aggregate fair values recorded in goodwill. As a result, Ben’s consolidated statement of financial condition as of December 31, 2019 is not comparable to December 31, 2018. Loans receivable, other borrowings, commercial loan with parent and goodwill were the assets and liabilities impacted in any material respect by the purchase accounting adjustments. Refer to Note 8 for further discussion on the application of pushdown accounting and the resulting impact of recording our assets and liabilities at fair value, including a description of the methodologies used to determine the fair values.

Following the transaction, and as agreed in the Investment Agreement, GWG Holdings had an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. As a result, Ben recognized a deemed dividend of $250.0 million, which represents the difference between the redemption value and the carrying value, as of December 31, 2019. The other holders of the Preferred Series A Subclass 1 Unit Accounts include a Related Entity and an entity held by one of Ben’s current directors, and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by GWG Holdings, including the deemed dividend, is $1.6 billion. If a Related Entity exchanges their Preferred Series A Subclass 1 Unit Accounts for securities of GWG Holdings, the Preferred Series A Subclass 1 Unit Account held by GWG Holdings would be converted into Common Units of Ben, so neither Related Entities nor GWG Holdings would hold Preferred Series A Subclass 1 Unit Accounts.

In addition, on December 31, 2019, Ben, GWG Holdings and holders of Common Units of Ben Common Units entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which holders of Ben’s Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of GWG Holdings. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with Ben’s Common Units to be exchanged to the market price of GWG Holdings’ common stock based on the volume-weighted average price of the GWG Holdings’ common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben’s products to holders of alternative assets.

8.	Acquisitions

(a) 2019 Change-of-Control Transaction

On December 31, 2019, as described in Note 7, GWG Holdings obtained the right to appoint a majority of the board of directors of BMLLC, finalizing a change-of-control event. As a result, Ben applied pushdown accounting under ASC Topic 805-50-25-8 due to the 2019 change-of-control event of BMLLC.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the 2019 change-of-control event, the preliminary enterprise value and the preliminary estimated fair value of identifiable assets acquired and liabilities assumed as of the date of the 2019 change-of-control transaction are summarized in the following table:

(Dollars in thousands)
Equity Value Allocated To:
Common Units	$813,966
Class S Ordinary Units	85,448
Class S Preferred Units	17
Preferred Series A Subclass 1 Unit Accounts	1,338,604
Total equity value	2,238,035
Assets:
Loans receivable	232,344
Fees receivable	29,168
Cash and cash equivalents	17,551
Investment in public equity securities	24,550
Other assets	14,053
Intangible assets	3,449
Total assets	321,115
Liabilities:
Other borrowings	153,086
Commercial loan agreement from parent	168,420
Other liabilities and deferred revenue	105,866
Accounts payable and accrued expenses	13,713
Total liabilities	441,085
Net assets	(119,970)
Goodwill resulting from the 2019 change-of-control	$2,358,005

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This required the utilization of significant estimates and management judgment in accounting for the 2019 change-of-control event.

Equity: The values for each equity component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the Option Pricing Model (“OPM”) Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve inputs include Level 3 inputs.

The value for the common units includes an amount related to outstanding share-based payment awards that remain outstanding after the 2019 change-of-control. For these awards, the portion of the acquisition-date fair value of the share-based payment awards attributable to pre-combination service is recognized in the common unit value as of December 31, 2019.

Loans receivable: The loan portfolio was valued based on current guidance which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the loan portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically market interest rate and general credit fair value assumptions. In instances where reliable market information was not available, management used assumptions in an effort to determine reasonable fair value. There was no carryover related allowance for loan losses.

Fees receivable: These fees receivable were valued using the current carrying amount which approximates fair value.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and cash equivalents: The estimated fair values of cash and cash equivalents approximate their stated value.

Other assets: Other assets include miscellaneous receivables that were valued using the current carrying amount as that amount approximates fair value due to the relatively short time between their origination date and the fair value date. Other assets were valued using the current carrying amount which approximates fair value.

Investment in public equity securities: The fair value of the investments in public equity securities was determined using quoted market prices.

Intangible assets: Intangible assets include an insurance license and a non-compete agreement. Both assets were valued using the current carrying amount which approximates fair value. The insurance license was valued at $3.1 million and the non-compete agreement was valued at $0.3 million.

Other borrowings and commercial loan agreement from parent: The measurement of the fair value of other borrowings and commercial loan agreement from parent was based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement.

Other liabilities and deferred revenue: The carrying amounts of other liabilities and deferred revenue approximate the fair value.

Accounts payable and accrued expenses: Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value.

Goodwill: The resulting excess of the overall enterprise value after deducting the fair values of assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the enterprise value.

The accounting for the estimates of equity values in the 2019 change-of-control event and the fair value of loans receivable and any separately identifiable intangibles was based on the facts and circumstances that existed as of the acquisition date. Should management obtain new information about facts and circumstances that existed at the acquisition date, adjustments to the fair values assigned to these items could occur during the measurement period of one year from the acquisition date. Any such adjustment will result in corresponding adjustments to goodwill.

(b) 2018 Change-of-Control Transaction

Through the initial capitalization transactions described in Note 3, a third-party institutional investor held an indirect interest in all or substantially all of the outstanding Common Units of Ben through the 2017-18 Exchange Trusts. In a series of actions culminating on May 31, 2018, the limited liability company agreement of Ben’s general partner, BMLLC, was amended and certain proxies were granted that reduced certain rights of Related Entities, including removing the aforementioned entities’ right to appoint a majority of the board of directors of BMLLC, finalizing a change-of-control event. Ben applied pushdown accounting under ASC Topic 805-50-25-8 due to the 2018 change- of-control event of BMLLC.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the change-of-control event, the enterprise value and the estimated fair value of identifiable assets acquired, and liabilities assumed as of the date of the change-of-control transaction are summarized in the following table:

(Dollars in thousands)
Equity Value Allocated To:
Common Units	$807,162
Class S Ordinary Units	139,736
Preferred Series A Subclass 1 Unit Accounts	1,030,435
Non-controlling interests (trusts)	(97,859)
Total equity value	1,879,474
Assets:
Investments in senior beneficial interests	513,825
Due from unconsolidated affiliates and trusts	175,260
Fees receivable	36,899
Cash and cash equivalents	7,813
Other receivables and other assets	7,906
Insurance license	3,100
Total assets	744,803
Liabilities:
Other borrowings	126,274
Other liabilities and deferred revenue	90,302
Accounts payable and accrued expenses	14,814
Repurchase option	164,605
Due to unconsolidated affiliates and trusts	295
Total liabilities	396,290
Net assets	348,513
Goodwill resulting from the 2018 change-of-control	$1,530,961

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This required the utilization of significant estimates and management judgment in accounting for the change-of-control event.

Equity: The values for each equity component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the OPM Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve inputs include Level 3 inputs.

Investments in senior beneficial interests: The investments in senior beneficial interests accounted for as equity securities were valued based on current guidance which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the investments in senior beneficial interest portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v) distribution rates, and vi) market discount rates. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value.

Due from unconsolidated affiliates and trusts and due to unconsolidated affiliates and trusts: These assets and liabilities were valued at their current carrying amount which approximates fair value due to their short-term nature.

Fees receivable: These fees receivable were valued using the current carrying amount which approximates fair value.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and cash equivalents: The estimated fair values of cash and cash equivalents approximate their stated value.

Other receivables and other assets: Other receivables were valued using the current carrying amount which approximates fair value due to the short time between their origination date and the fair value date. Other assets were valued using the current carrying amount which approximates fair value.

Insurance license: The insurance license asset was valued using the guideline transactions approach under the market method. The recent transactions approach indicates the value of an asset by deriving multiples from recent transactions involving similar assets. The recent transactions methodology utilizes Level 2 inputs.

Other borrowings: The fair value of the other borrowings approximates the carrying value of the debt based on the recent issuance of the debt, its variable interest rate, and the short remaining term. The fair value of other borrowings was determined using Level 2 inputs in the fair value hierarchy.

Other liabilities and deferred revenue: The carrying amounts of other liabilities and deferred revenue approximate the fair value.

Accounts payable and accrued expenses: Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value.

Repurchase options: Repurchase options were fair valued using a Black-Scholes option pricing model with a time-dependent strike for the repurchase price. Other model assumptions include i) a period of restricted exercise, ii) the dividend yield, iii) underlying NAVs, iv) alternative asset growth rates, v) volatilities and vi) market discount rate.

Goodwill: The resulting excess of the overall enterprise value after deducting the fair values of the assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the determined enterprise value.

As of December 31, 2018, the estimates of the equity value in the change-of-control event and the fair values of identifiable assets and liabilities assumed in the 2018 change-of-control event were final.

(c) Acquisition of ACE Portal, Inc. Assets and Liabilities

On February 12, 2018, BCH purchased the assets and certain liabilities of ACE Portal, Inc. in exchange for cash and 202,450 shares of Class S Ordinary Units. BCH formed a new limited liability company, Ace Portal, L.L.C. to operate the acquired online portal. In a separate and concurrent transaction, BCH also acquired the personal goodwill of a certain key executive from ACE Portal, Inc. for consideration including cash payments of up to $0.7 million, earnout payments of up to 200,063 Class S Ordinary Units based primarily on the achievement of certain revenue targets over the next five years; contingent payments of up to 803,185 Class S Ordinary Units based primarily on achievement of certain operational milestones; and conditional payments of up to 227,041 Class S Ordinary Units based primarily on the passage of time and achievement of certain milestones. As of December 31, 2019, $0.4 million of cash payments and 102,041 Class S Ordinary Units have been issued as part of the personal goodwill transaction. As of December 31, 2018, $0.2 million of cash payments and 102,041 Class S Ordinary Units were issued as part of the personal goodwill transaction. During the fourth quarter of 2019, an agreement was executed whereby all remaining earnout payments, contingent payments, and conditional payments were settled in return for a total of 100,000 Class S Ordinary Units. A net gain of $1.7 million was recorded in the other expenses line item on our consolidated statement of comprehensive income (loss) for the year ended December 31, 2019 related to this settlement.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the ACE Portal acquisition, the following table details the consideration paid, the initial estimated fair value of identifiable assets acquired, and liabilities assumed as of the date of acquisition and the resulting goodwill recorded:

(Dollars in thousands)
Consideration Paid:
Cash consideration	$20
Equity consideration	2,025
Contingent liability	4,011
Total value of consideration	6,056
Assets Acquired:
Developed technology	1,329
Non-compete agreement	656
Other assets	12
Total assets	1,997
Liabilities Assumed:
Accounts payable	132
Other liabilities	691
Total liabilities	823
Net Assets Acquired	1,174

Goodwill resulting from the acquisition of ACE Portal, Inc. assets	$4,882

As of December 31, 2018, the fair values of the consideration paid and the identifiable assets and liabilities assumed in the change-of-control event and the ACE Portal, Inc. acquisition were final.

9.	Loans receivable

Due to the deconsolidation of the trusts included in the ExAlt PlanTM as of December 31, 2019, the loans receivable between BCC and certain trusts included in the ExAlt PlanTM became Ben’s primary reported asset. The loans receivable held by the Company as of December 31, 2019 were originated primarily by the initial capitalization transactions discussed in Note 3. These loans are principally collateralized by the cash flows originating from the Exchange Portfolio.

As of December 31, 2019, the outstanding principal balance was $425.9 million, which includes $154.7 million of interest income paid in kind. As of December 31, 2019, the carrying value of the loans was $232.3 million, net of an unamortized discount of $(114.8) million. As a result of the push-down accounting described in Note 8, the carrying value is the estimated fair value of the loans and there is no allowance for loan losses recorded as of December 31, 2019.

In addition, the comparative period on the statement of financial condition of December 31, 2018, is not comparable as the loans were not presented on that statement due to the consolidation of certain trusts included within the ExAlt PlanTM. As a result, Ben’s statement of financial condition as of December 31, 2018 presented investments in senior beneficial interests instead of loans receivable. Refer to Note 10 for further discussion of the investments in senior beneficial interests.

10.	Investments in senior beneficial interests

Investments in senior beneficial interests held by the Company as of December 31, 2018 and up to the date of deconsolidation on December 31, 2019, of certain trusts included with the ExAlt PlanTM, were primarily originated by the transactions discussed in Note 3. As of December 31, 2019, due to the deconsolidation of these trusts, Ben’s consolidated financial statements no longer report the investments in senior beneficial interests held by the Collective Trusts. Prior to the deconsolidation, the Company held investments in senior beneficial interests in each LiquidTrust that has been established. Investments in senior beneficial interests are entitled to the repayment of the initial contribution and any additional contributions required to be made under the LiquidTrust agreement. The LiquidTrust agreements require additional contributions in limited situations to fund obligations of the LiquidTrusts such as capital commitment calls from alternative asset funds above certain thresholds or the fulfillment of required cash reserves at the LiquidTrust to pay trustee fees and expenses after the passage of one year. The investments in senior beneficial interests are entitled to an annual return on its total net contributions based on the greater of a floor of 15% or average LIBOR for the period plus 14% (“Base Return”). Finally, the investments in senior beneficial interests participate in a portion of the returns above the Base Return up to the greater of 30% or the average LIBOR for the period plus 29% (“Enhanced Return”).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As cash distributions for the alternative asset funds held by the LiquidTrusts are received, the allocation of such proceeds is determined based on a waterfall. Based on the allocation results of the waterfall, the proceeds applied against the investments in senior beneficial interests for the repayment of the total net contributions and the Base Return are utilized ultimately to repay BCC the amounts due under the loan agreement between BCC and a certain trust included within the ExAlt PlanTM. The Enhanced Return earned from one LiquidTrust can be utilized to repay loans from BCC to a certain trust included in the ExAlt PlanTM related to another LiquidTrust when cash flows from the client’s original alternative assets are not sufficient to repay the loan principal and contractual interest and fees due to BCC provided the LiquidTrusts are included in the same Collective Trust. Enhanced Return amounts earned and not utilized in the above manner are not available to BCC or other Ben entities and represent noncontrolling interests (trusts). The investments in senior beneficial interests are collateralized by cash flows generated by the Exchange Portfolio.

See Note 19, Fair Value Measurements, for additional required disclosures for financial instruments accounted for at fair value on a recurring basis.

11.	Fixed Assets

Fixed assets are included in other assets in the consolidated statements of financial condition and consist of the following:

	Second Successor	Successor
	As of December 31,
(Dollars in thousands)	2019	2018
Leasehold improvements	$104	$16
Furniture, fixtures, and equipment	128	41
Computer hardware and software	442	291
Other	73	68
Total fixed assets	747	416
Accumulated depreciation and amortization	—	(46)
Internal use software in process	1,498	—
Fixed assets, net	$2,245	$370

Depreciation and amortization expense related to fixed assets was $0.2 million for the year ended December 31, 2019. Depreciation and amortization expense related to fixed assets was immaterial for the seven months ended December 31, 2018 and for the five months ended May 31, 2018.

12.	Goodwill and Other Intangibles

The following tables present activity in the Company’s goodwill and finite-lived and indefinite-lived intangible assets from June 1, 2018 to December 31, 2019. Prior to June 1, 2018, Ben did not have any goodwill or intangible assets.

	Successor			Successor		Second Successor
(Dollars in thousands)	As of December 31, 2018	Amortization	Impairment	As of December 31, 2019	Purchase Price Allocation (a)	As of December 31, 2019	Amortization Period
Goodwill	$1,530,961	$—	$—	$1,530,961	$827,044	$2,358,005	Indefinite
Developed technology	1,213	(133)	(1,080)	—	—	—	10 years
Non-compete agreement	512	(163)	—	349	—	349	3 years
Insurance license	3,100	—	—	3,100	—	3,100	Indefinite
Total goodwill and intangible assets	$1,535,786	$(296)	$(1,080)	$1,534,410	$827,044	$2,361,454

(a)	Relates to the 2019 change-of-control event discussed in Note 8.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Successor				Successor
(Dollars in thousands)	As of June 1, 2018	Additions	Amortization	Impairment	As of December 31, 2018	Amortization Period
Goodwill	$1,530,961	$—	$—	$—	$1,530,961	Indefinite
Developed technology	1,290	—	(78)	—	1,212	10 years
Non-compete agreement	595	—	(82)	—	513	4 years
Insurance license	3,100	—	—	—	3,100	Indefinite
Total goodwill and intangible assets	$1,535,946	$—	$(160)	$—	$1,535,786

We expect that amortization expense for our existing intangibles subject to amortization for the succeeding five years and thereafter will approximate the following:

(Dollars in thousands)
Year	Amortization
2020	$164
2021	164
2022	21
2023	—
2024	—
2025 and thereafter	—

Barring a triggering event that suggests possible impairment, the Company conducts impairment tests for goodwill and indefinite-lived assets during the fourth quarter each year, using generally accepted valuation methods. During the fourth quarter of 2019, the Company tested for impairment and determined there was no impairment of goodwill or indefinite-lived intangible assets during 2019.

During 2019, the Company determined that the developed technology, which related to the purchase of Ace Portal discussed in Note 8, was fully impaired. The $1.1 million impairment was triggered by a significant change in how Ben intends to use the long-term asset. The Company’s requirements for the developed technology, which was purchased in February 2018, have changed significantly since the technology acquired with the Ace Portal acquisition was originally created. The impairment is recorded in the other expenses line item on the consolidated statements of comprehensive income (loss).

Finally, management has determined that none of the Company’s goodwill is deductible for tax purposes.

13.	Other Liabilities

Other liabilities consist of the following:

	Second Successor	Successor
	As of December 31,
	2019	2018
(Dollars in thousands)
Option agreement liability	$57,456	$57,219
Liability to redeem common units	—	25,131
Interest commitments	5,008	1,759
Tax distribution payable	—	2,520
Other	1,958	4,172
Other liabilities	$64,422	$90,801

Option Agreement Liability

As part of the Final Closing of the transaction with the GWG Parties discussed in Note 4, Ben issued the Option Agreement to GWG as additional consideration to consummate the transaction contemplated by the MEA. The Option Agreement provides GWG the ability to acquire Common Units of Ben with an initial settlement amount of $57.2 million for an exercise price of $0. The Option Agreement can be exercised at any time, in part with minimum exercises of $0.1 million or in full, and automatically exercises upon expiration, ten years from the issuance date of December 28, 2018. The settlement amount determined at the time of exercise is based on the number of Common Units in Ben that a holder of Preferred Series A Subclass 2 Units would receive if such holder were converting as of the settlement date.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the issuance of the Option Agreement, Preferred Stock Series A Subclass 2 Units were issued by BCH to Ben. The Preferred Stock Series A Subclass 2 Units had an initial value of $57.2 million and adjust in future periods based on allocations of gain and losses, tax distributions, and other amounts that would be allocated to a Preferred Stock Series A Subclass 1 Unitholder with a capital account balance of the same amount. The Preferred Stock Series A Subclass 2 Units hold the same rights and privileges as the Preferred Stock Series A Subclass 1 Units and possess a priority in the allocation of taxable income to eliminate any book-tax disparity that exists with respect to the Preferred Stock Series A Subclass 1 Unit accounts. The preferred return of the Preferred Stock Series A Subclass 1 Units is limited to the excess of the amount of the return determined as if the Preferred Stock Series A Subclass 2 Units had not been issued over the amount of the quarterly preferred Preferred Stock Series A Subclass 1 Units return provided to the Preferred Stock Series A Subclass 2 Units.

In conjunction with recording the liability of $57.2 million related to the Option Agreement, the Company expensed $39.5 million immediately in the seven months ended December 31, 2018 and a debt discount to the Commercial Loan Agreement of $17.7 million was recognized. The debt discount was being amortized to interest expense over the five years life of the Commercial Loan Agreement. The value of the Option Agreement was allocated between expense and debt discount using the relative values of the sources of proceeds utilized to redeem Ben Common Units from the 2017-18 Exchange Trusts as part of the transaction with the GWG Parties. Preferred Stock Series A Subclass 1 Units held by a Related Entity is allocated any expenses incurred by the Company, in the period recognized, as a result of the delivery of the Option Agreement to GWG to consummate the transactions contemplated by the MEA, including the amortization of the debt discount. In connection with the 2019 change-of-control event described in Note 8, the commercial loan agreement was recorded at fair value at December 31, 2019 and thus this debt discount is no longer reflected in the December 31, 2019 statement of financial condition.

The value of the Option Agreement adjusts each period until exercised by GWG based on the allocation of profit and losses, tax distributions, and other amounts allocated to the Preferred Stock Series A Subclass 2 Units. This adjustment results in income or expense being recognized by Ben each period until the option is exercised that will be directly allocated to all Preferred Stock Series A Subclass 1 Unitholders on a pro-rata basis. For the year ended December 31, 2019, the expense recognized related to the adjustment in the value of the Option Agreement was $0.2 million.

Liability to Redeem Common Units

The Company entered into an agreement effective August 10, 2018, with MHT Financial, certain 2017-18 Exchange Trusts and certain Sellers that are parties to the PSAs outlined in Note 3. Under this agreement, Ben agreed to pay to these 2017-18 Exchange Trusts and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay certain Sellers a total of $100.0 million in cash for the redemption of Ben Common Units held in these 2017-18 Exchange Trusts for the benefit of certain Sellers. In addition, the Company agreed to pay to these 2017-18 Exchange Trusts, and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay to certain Sellers a total of $50.0 million in cash for the redemption of Ben Common Units, sourced from 80 percent of the cash received by the Company following the date of August 10, 2018 from certain Funding Trusts and any cash received by the Company from a certain contemplated equity offering of BCH. A total of $114.9 million was paid by the Company under this agreement through December 14, 2018, including the $100.0 million payment made in August 2018.

On December 14, 2018, the Company entered into an amendment to the August 10, 2018 agreement. In the amended agreement, the Company agreed to pay to these 2017-18 Exchange Trusts and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay certain Sellers a total of $10.0 million by December 21, 2018, to redeem Ben Common Units held in these 2017-18 Exchange Trusts. The $10 million was paid on December 21, 2018. Also, the Company agreed to pay cash to these 2017-18 Exchange Trusts and MHT Financial agreed to cause these 2017-18 Exchange Trusts to pay certain Sellers an aggregate amount not to exceed $25.1 million in cash for the redemption of Ben Common Units from i) monthly payments received by the Company from all existing Funding Trusts over certain thresholds, ii) any cash proceeds received from a contemplated equity offering by BCH, and iii) any cash received from certain debt issuances contemplated with a certain third-party lender. The Company evaluated this obligation under ASC Topic 480, Distinguishing Liabilities from Equity, and recorded a liability related to the obligation to redeem the Ben Common Units by transferring assets with a corresponding reduction in Ben Common Units. The Company also agreed to pay interest on this outstanding liability on a semi-annual basis at a rate of 1-month LIBOR plus 3.95% beginning on December 14, 2018.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expense of $1.4 million and $0.1 million was recognized during the year ended December 31, 2019 and during the seven months ended December 31, 2018, respectively. No amount of this accrued interest was paid during the year ended December 31, 2018; however, the accrued interest and principal were paid in full during the year ended December 31, 2019. The liability to redeem Common Units was paid in full in November 2019 including all accrued interest.

Interest Commitment

The Company agreed with certain other sellers to MHT Financial to accrue interest beginning on August 10, 2018, at a rate of 1-month LIBOR plus 3.95% for thirty percent of the value of the Ben Common Units held by these 2017-18 Exchange Trusts until such time at these 2017-18 Exchange Trusts liquidate their holdings of Ben Common Units. The Company does not have an obligation to repurchase or redeem the Ben Common Units held by the 2017-18 Exchange Trusts. Interest expense of $3.3 million and $1.7 million was recognized during the year ended December 31, 2019 and the seven months ended December 31, 2018. Accrued interest on this commitment is reflected in other liabilities. No amount of accrued interest has been paid through December 31, 2019.

14.	Commercial Loans from Parent

Commercial Loan Agreement

As part of the Initial Transfer with the GWG Parties discussed in Note 4, on August 10, 2018, GWG Life, as lender, and Ben, as borrower, entered into the Commercial Loan Agreement. The initial principal amount of $200.0 million under the Commercial Loan Agreement is due on August 9, 2023; provided that (a) in the event Ben completes at least one public offering of its Common Units raising at least $50.0 million which on its own or together with any other public offering of Ben’s Common Units results in Ben raising at least $100.0 million, then the maturity date will be extended to August 9, 2028; and (b) in the event that Ben (i) completes at least one public offering of its Common Units raising at least $50.0 million which on its own or together with any other public offering of Ben’s Common Units results in Ben raising at least $100.0 million and (ii) at least 75% of BCH’s total outstanding Preferred Series B Subclass 1 Units, if issued, have been converted to shares of Ben’s Common Units, then the maturity date will be extended to August 9, 2033.

The Commercial Loan Agreement allows for prepayment, in whole or in part in minimum increments of $1.0 million and a minimum amount of $5.0 million, without premium or penalty, subject only to payment of interest accrued to the date of prepayment. Repayment of the balance under the Commercial Loan Agreement is subordinated in right of payment to any of Ben’s other debt, and to Ben’s obligations which may arise in connection with its Preferred Series B Subclass 1 Units, if issued. Ben’s obligations under the Commercial Loan Agreement are unsecured.

The principal amount under the Commercial Loan Agreement bears interest at 5.00% per year, compounded annually, provided that the accrued interest from the Initial Transfer Date to the Final Closing Date was added to the principal balance under the Commercial Loan Agreement. From and after the Final Closing Date, one-half of the interest, or 2.50% per year, is due and payable monthly in cash, and (ii) one-half of the interest, or 2.50% per year, accrues and compounds annually on each anniversary date of the Final Closing Date (December 28, 2018) and becomes due and payable in full for cash on the maturity date.

In connection with the Final Closing, the principal balance of the Commercial Loan Agreement was adjusted from $200.0 million to $182.0 million based on the final NAV of the Exchange Portfolio and $10.5 million of accrued interest from the Commercial Loan Agreement and the Exchangeable Note was converted to principal on the Commercial Loan Agreement.

In connection with the 2019 change-of-control event described in Note 8, the commercial loan agreement was recorded at fair value as of December 31, 2019 which resulted in the debt being recorded at a discount to its previous carrying value of $14.4 million. As of December 31, 2019 and December 31, 2018, the outstanding principal, including interest paid-in-kind, was $197.3 million and $192.5 million, respectively, on the Commercial Loan Agreement. The balance reflected on the statements of financial condition as of December 31, 2019 and December 31, 2018, was $168.4 million and $174.9 million, net of an unamortized debt discount of $28.9 million and $17.7 million, respectively, that has a remaining amortization period of approximately 3.6 and 4.6 years, respectively. The effective interest rate for the year ended December 31, 2019 on the Commercial Loan Agreement from the Final Closing Date is approximately 7.26%.

The Commercial Loan Agreement contains covenants including limitations on the amount of additional indebtedness senior in right of payment, delivery of audited financial statements within 60 days of year-end, and unaudited quarterly financial statements within 25 days of each quarter-end other than the fourth quarter. As of December 31, 2019, the Company was in compliance with the covenants related to the Commercial Loan Agreement.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exchangeable Note

As part of the Initial Transfer with the GWG Parties discussed in Note 4, on August 10, 2018, Ben issued to GWG Holdings the Exchangeable Note in the principal amount of $162.9 million. The Exchangeable Note accrued interest at a rate of 12.40% per year, compounded annually, commencing on August 10, 2018, through the earlier to occur of the maturity date or the Final Closing Date. Interest was payable in cash on the earlier to occur of the maturity date or the Final Closing Date; provided that Ben could, at its option, add to the outstanding principal balance under the Commercial Loan Agreement, the accrued interest in lieu of payment in cash of such accrued interest thereon at the Final Closing Date (or, if earlier, the maturity date of the Exchangeable Note). The principal amount of the Exchangeable Note was payable in cash on August 10, 2023. In the event the Final Closing Date occurred on or prior to the maturity date, the principal amount of the Exchangeable Note was payable in Ben Common Units at a price equal to $10.00 per Common Unit. In the event the Final Closing Date occurred prior to the maturity date, Ben could, at its option, pay the accrued interest on the Exchangeable Note in the form of Ben Common Units or in the form of a promissory note providing for a term of up to two years and cash interest payable semi-annually at the rate of 5.00% per year.

In connection with the Final Closing, the principal balance of the Exchangeable Note was adjusted from $162.9 million to $148.2 million based on the final NAV of the Exchange Portfolio and all accrued interest was added to the principal balance on the Commercial Loan Agreement. Additionally, the principal balance of the Exchangeable Note was exchanged for 14,822,843 Ben Common Units and, in return, the Exchangeable Note was canceled by GWG Holdings.

Maturities of principal on the Commercial Loan Agreement and the other borrowings described in Note 15 for the next five years are as follows:

(Dollars in thousands)	Commercial Loan Agreement	Other Borrowings
2020	$—	$149,661
2021	—	—
2022	—	—
2023	197,321	750
2024	—	1,579

15.	Other Borrowings

Senior Credit Agreement

On September 1, 2017, the Company, through its BCC subsidiary, entered into a loan agreement (“Loan Agreement”) with HCLP Nominees to refinance its prior existing loans and other payables with Legacy Lenders. HCLP Nominees is a Delaware limited liability company and is a Legacy Lender. Ben does not consider HCLP Nominees as a related party or affiliate. The aggregate principal amount refinanced by the Company, including $20.2 million related to the purchase of certain assets, totaled $141.0 million on a total advance commitment amount of $146.0 million. The advance commitment period expired on January 19, 2018 and no further borrowings were made by the Company or other related entities. The Loan Agreement required an upfront fee of 1% of the commitment amount that totaled $1.5 million and the loan accrues interest at a rate of 1-month LIBOR plus 3.95% and is compounded daily. Interest payments are due by the 15th of the month (“Interest Payment Date”). Through December 31, 2019, Ben has paid all interest due under the Loan Agreement.

The provisions of the Loan Agreement require partial mandatory prepayments if i) the ratio of the sum of total outstanding debt plus accrued interest divided by the market value of eligible underlying investments exceeds 50%, ii) total borrowings during the commitment period exceed the total advance commitment, or iii) $25.0 million is required to be repaid on the date that the first funds are received in trust related to the transactions described in Note 3 from any distribution or other amounts received from the collateral underlying the loans receivable balances. Voluntary prepayments of the outstanding principal are allowed subject to a prepayment premium equal to the product of (x) 3.95% per annum, (y) the principal amount of such prepayment and (z) the lesser of (i) 1.50 and (ii)(A) the number of days remaining until the scheduled maturity date divided by (B) 365. The aggregate prepayment premium is capped at an amount equal to 1.0% of the commitment amount of $146.0 million. A prepayment premium is not due on prepayments sourced from the proceeds of cash distributions from the eligible underlying investments.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2019, the Loan Agreement was amended to include an additional mandatory prepayment clause. The new prepayment clause stipulates that beginning January 1, 2019 and calculated monthly; the Company shall prepay, unless waived by the lender, on the Interest Payment Date an amount not to exceed $30.0 million for any month equal to (A) the sum of (x) cash on hand excluding any required regulatory capital and certain proceeds from loans to the Funding Trust in an amount not to exceed $50.0 million plus (y) aggregate cash receipts of BCC and its affiliates excluding certain trusts included in the ExAlt PlanTM, less (B) $25.0 million. Equity contributions made after January 1, 2019 up to $50.0 million in aggregate are not included in aggregate cash receipts of BCC or its affiliates for purposes of calculating any required prepayment under this additional mandatory prepayment clause.

The Loan Agreement is guaranteed by affiliates of BCC. The Loan Agreement contains standard provisions, including customary covenants and events of default and termination, including cross-default provisions. As of December 31, 2019, the Company was in compliance with all covenants in this agreement except for certain covenants related to providing financial statements and information related to the eligible underlying investments by a specified date. Subsequent to December 31, 2019 but before these consolidated financial statements were issued, the Loan Agreement covenants were amended whereby the Company is in compliance with all such covenants. The Loan Agreement had a scheduled maturity of December 31, 2018. On December 31, 2018, HCLP Nominees approved the extension of the maturity date to March 31, 2019, and then in March 2019, the maturity was extended to June 30, 2020 and allows for further extensions through March 31, 2022, at the request by Ben and the discretion of HCLP Nominees. Both extensions were made under substantially the same terms as the original agreements, other than the additional mandatory prepayment clause described above for the Loan Agreement.

A principal payment in the amount of $25.0 million was required under the mandatory prepayment clause (iii) and was paid under the initial provision of the Loan Agreement in the first quarter of 2018. An additional payment of $9.7 million and an additional borrowing of $10.0 million occurred in the fourth quarter of 2018 related to the Loan Agreement. During the fourth quarter of 2019, a payment of $49.8 million was made to HCLP Nominees related to the Loan Agreement. The payment reduced the outstanding principal by $48.7 million, paid a portion of outstanding interest totaling $0.1 million, and included a prepayment penalty of $1.0 million. This payment was required by HCLP Nominees as a condition to a waiver received from HCLP Nominees for their consent to the change-in-control of Ben as a result of the transaction described in Note 7. The outstanding balance, including interest paid-in-kind, of the Loan Agreement was $77.5 million and $126.4 million as of December 31, 2019 and December 31, 2018, respectively. The balance reflected within the other borrowings line item on the statements of financial condition as of December 31, 2019 and December 31, 2018, was $77.9 million and $126.4 million, net of an unamortized debt premium of $0.5 million and nil, respectively.

Second Lien Credit Agreement

In December 2018, in order to facilitate the closing of the transaction with the GWG Parties described in Note 4, BHI, a Related Entity, agreed to certain conditions related to its holding of Preferred Series A Subclass 1 Units of BCH in exchange for obtaining a right to receive early liquidity. Under the then existing governing documents, BHI had an early liquidity option to convert $72.0 million of Preferred Series A Subclass 1 Units of BCH into Common Units of Ben. Ben agreed instead to provide the early liquidity in the form of a note issued by BCC on terms no more favorable to BHI than the terms of the Loan Agreement described above.

On December 28, 2018, Ben and BHI entered into a promissory note for $72.0 million in return for the relinquishment by BHI of $72.0 million of Preferred Series A Subclass 1 Unit Accounts of BCH. The promissory note bears interest at one month adjusted LIBOR plus 3.95% and was due on March 31, 2019. The promissory note required that within 30 days of execution or such later date as BHI may agree that the parties enter into a credit agreement evidencing a secured credit facility consistent with the terms and provisions of the Loan Agreement. Such credit agreement was finalized in May 2019. Prior to the execution of the credit agreement, BHI approved the extension of the maturity date of this debt to June 30, 2020.

A credit agreement (“Second Lien Credit Agreement”) between BCC and BHI in the amount of $72.0 million with an effective date of December 28, 2018 replaced the promissory note. The Second Lien Credit Agreement did not require any upfront fee and the loan accrues interest at a rate of 1-month LIBOR plus 3.95% and is compounded daily. Interest payments are due by the 15th of the month (“Second Lien Interest Payment Date”). Through December 31, 2019, Ben has paid all interest due under the Second Lien Credit Agreement.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provisions of the Second Lien Credit Agreement require partial mandatory prepayments if i) provided the Loan Agreement has been paid in full, the ratio of the sum of total outstanding debt plus accrued interest divided by the market value of eligible underlying investments exceeds 50%, ii) provided the Loan Agreement has been paid in full, total borrowings during the commitment period exceed the total advance commitment, or iii) $25.0 million is required to be repaid on the date that the first funds are received in trust related to the transactions described in Note 3 from any distribution or other amounts received from the collateral underlying the loans receivable balances. Additionally, the Second Lien Credit Agreement stipulates that beginning January 1, 2019 and calculated monthly, the Company shall prepay, unless waived by the lender, on the Second Lien Interest Payment Date an amount not to exceed $30 million for any month equal to (A) the sum of (x) cash on hand excluding any required regulatory capital and certain proceeds from loans to the Funding Trust in an amount not to exceed $50.0 million plus (y) aggregate cash receipts of BCC and its affiliates excluding certain trusts included in the ExAlt PlanTM, less (B) $25.0 million. Equity contributions made after January 1, 2019 up to $50.0 million in aggregate are not included in aggregate cash receipts of BCC or its affiliates for purposes of calculating any required prepayment under this additional mandatory prepayment clause. Voluntary prepayments of the outstanding principal are allowed subject to a prepayment premium equal to the product of (x) 3.95% per annum, (y) the principal amount of such prepayment and (z) the lesser of (i) 1.50 and (ii)(A) the number of days remaining until the scheduled maturity date divided by (B) 365. The aggregate prepayment premium is capped at an amount equal to 1.0% of the commitment amount of $72.0 million. A prepayment premium is not due on prepayments sourced from the proceeds of cash distributions from the underlying collateral. Through December 31, 2019, no prepayments have been required or voluntarily made on the Second Lien Credit Agreement. The Second Lien Credit Agreement was assigned from BHI to HCLP Nominees as of April 1, 2019. Prior to the assignment to HCLP Nominees, the Second Lien Credit Agreement was classified as debt due to related parties on the consolidated statements of financial condition. Following the assignment to HCLP Nominees, the Second Lien Credit Agreement is now classified as other borrowings on the consolidated statements of financial condition.

The Second Lien Credit Agreement is guaranteed by affiliates of BCC and is subordinated to the Loan Agreement. The Second Lien Credit Agreement contains standard provisions, including customary covenants and events of default and termination, including cross-default provisions. As of December 31, 2019, the Company was in compliance with all covenants in this agreement except for certain covenants related to providing financial statements and information related to the eligible underlying investments by a specified date. Subsequent to December 31, 2019 but before these consolidated financial statements were issued, the Second Lien Credit Agreement covenants were amended whereby the Company is in compliance with all such covenants. Additionally, the lender relinquished its security position resulting in this debt becoming subordinated. The credit agreement executed in May 2019 provides for a June 30, 2020 maturity date but allows for further extensions at the discretion of the lender, if requested by Ben, through March 31, 2022. As of December 31, 2019, the Second Lien Credit Agreement’s balance, including accrued interest, was $72.2 million and as of December 31, 2018, the promissory note’s balance was $72.0 million. The balance reflected within the other borrowings line item on the statements of financial condition as of December 31, 2019 and December 31, 2018, was $72.6 million and $72.0 million, net of an unamortized debt premium of $0.4 million and nil, respectively. Interest payments under the Second Lien Credit Agreement during the year ended December 31, 2019 totaled $2.6 million. There were no interest payments made under the promissory note during 2018. During the fourth quarter of 2019, a waiver was received from the lender in order to obtain their consent to the change-in-control of Ben as a result of the transaction described in Note 7.

16.	Share-based Compensation

BMP Equity Incentive Plan

The board of directors of BMLLC, Ben’s general partner, adopted the Beneficient Management Partners, L.P. (“BMP”) Equity Incentive Plan in 2019. Under the BMP Equity Incentive Plan, certain directors and employees of Ben are eligible to receive equity units in BMP, an entity affiliated with the board of directors of BMLLC, in return for their services to Ben. The BMP equity units eligible to be awarded to employees is comprised of BMP’s Class A Units and/or BMP’s Class B Units (collectively, the “BMP Equity Units”).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BMP’s Class A Units indirectly participate in profits from certain revenue streams associated with BCH through the FLP Subclass 2 Unit Accounts of BCH as described in Note 17. The income allocation from the FLP Subclass 2 Units is reinvested equally into Class S Ordinary Units and Class S Preferred Units issued by BCH on a quarterly basis. For vested Class A Units, on a quarterly basis and subject to certain restrictions, the holder can direct that all or a portion of the Class S Ordinary Units and Class S Preferred Units attributable to such vested units be converted into Ben’s Common Units and either i) distributed to the holder or ii) sold to another party with the proceeds less any transaction expenses distributed to the holder. Upon holder’s termination of employment from Ben for reasons other than cause, BMP will redeem the vested Class A Units for consideration comprised of either i) Ben Common Units or ii) cash proceeds from Ben Common Units being sold to another party less any transaction expenses. The value at redemption is based on the continued participation in the income allocated to the holder’s Class A Units for five years, with such continued participation reduced each year after termination by 20 percent.

The BMP Class B Units indirectly participate in 49.5 percent of the income of Constitution Private Capital Company, L.L.C. Upon a recipient’s termination of employment from Ben for reasons other than cause, BMP will reacquire the outstanding vested Class B Units from the recipient for consideration valued at 8 times normalized earnings before interest, taxes, depreciation, and amortization as forecasted by the Partnership’s General Partner in its sole discretion.

While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold BMP Equity Units equivalents equal to at least 25% of their cumulatively granted awards that have the minimum retained ownership requirement. The awards are generally non-transferable. Awards under the BMP Equity Incentive Plan that vest ultimately dilute Ben’s Common Unitholders.

In 2019, initial awards in the form of BMP’s Equity Units were granted under the BMP Equity Incentive Plan. The awarded BMP Equity Units were primarily fully vested upon grant date, though some of the awards are subject to service-based vesting of a four-year period from the date of hire. Expense associated with the vesting of these awards is based on the fair value of the BMP Equity Units on the date of grant. As of December 31, 2019, compensation cost has been recognized for the granted awards using the straight-line method over the requisite service period. The remaining unrecognized compensation cost for granted awards will be recognized prospectively over the remaining requisite service period, on a straight-line basis using the graded vesting method and forfeitures will be accounted for at the time that such forfeitures occur.

As of December 31, 2019, a total of 14.3 million of each type of BMP Equity Unit have been granted or preliminarily approved for granting. Of this amount, 8.2 million of each type of BMP Equity Unit have been granted, of which 7.8 million of each type of BMP Equity Unit vested upon grant date and 0.4 million of each type of BMP Equity Unit vest over a 4-year service period beginning on the recipient’s date of hire on a pro-rata basis. The weighted-average grant-date fair value as of the balance sheet date was $12.98 per unit. All awards are classified in equity upon issuance. The remaining 6.1 million of each type of BMP Equity Unit that were preliminarily approved for granting as of December 31, 2019 were granted during first quarter 2020.

During 2019, the Company recognized $125.2 million of compensation expense. Expense related to the BMP Equity Incentive Plan are specially allocated to certain noncontrolling interest holders. At December 31, 2019, there was $1.4 million of total unrecognized compensation cost related to granted, non-vested BMP Equity Unit awards. This cost is expected to be recognized over a weighted average period of 3.0 years.

In 2019, the fair value of the BMP Equity Units was determined on the grant-date using a probability-weighted discounted cash flow analysis. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. The resultant probability-weighted cash flows were then discounted using a rate that reflects the uncertainty surrounding the expected outcomes, which the Company believes is appropriate and representative of a market participant assumption.

Ben Equity Incentive Plan

The board of directors of BMLLC, Ben’s general partner, adopted the Ben Equity Incentive Plan in September 2018. Under the Ben Equity Incentive Plan, Ben is permitted to grant equity awards in the form of restricted equity units (“REUs”) representing ownership interests in Ben Common Units. Settled awards under the Ben Equity Incentive Plan dilute Ben’s Common Unitholders. The total number of Common Units that may be issued under the Ben Equity Incentive Plan is equivalent to 15% of the number of fully diluted Common Units outstanding, subject to annual adjustment.

In 2019, initial awards were granted under the Ben Equity Incentive Plan. All awards are subject to two performance conditions. The first performance condition pertains to entry into certain transactions with GWG Holdings prior to July 1, 2021. This performance condition was met on April 26, 2019 by the transaction described in Note 5. The second performance condition pertains to entry into an exchange agreement with GWG Holdings. This performance condition was met on December 31, 2019 by the transaction described in Note 7. Additionally, if a change-of-control event occurs prior to July 1, 2021, then all units, vested and unvested, will settle within 60 days. Any transaction where GWG Holdings obtains the right to appoint a majority of the members of BMLLCs board of directors is expressly excluded from the definition of change of control for the REUs.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Awards will generally be subject to service-based vesting over a multi-year period from the recipient’s date of hire, though some awards are expected to be fully vested upon grant date, both subject to the completion of the performance condition described above. While providing services to Ben, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold Common Unit equivalents equal to at least 15% of their cumulatively granted awards that have the minimum retained ownership requirement.

For the REUs awarded under the Ben Equity Incentive Plan, expense associated with the vesting of these awards will be based on the fair value of the Ben Common Units on the date of grant. Expense will be recognized when it is probable that the performance conditions will be met. A cumulative catch up of expense will be recognized for the portion of granted awards once the performance conditions are met. The remaining unrecognized compensation cost for granted awards will be recognized prospectively over the remaining requisite service period, on a straight-line basis using the graded vesting method and forfeitures will be accounted for at the time that such forfeitures occur.

As of December 31, 2019, a total of 6.5 million REUs have been preliminarily approved for granting. Of this amount, 2.4 million REUs have been awarded, of which 1.9 million REUs vested upon the grant date and 0.5 million REUs vest over a multi-year service period beginning on the recipient’s hire date, both subject to the performance condition vesting described above. The estimated weighted-average grant date fair value as of the balance sheet date was $11.82 per share. All awards are classified in equity upon issuance. The remaining 4.1 million REUs that were preliminarily approved for granting as of December 31, 2019 were awarded during first quarter 2020.

During 2019, Ben recognized share-based compensation expense totaling $23.6 million for granted REUs once the performance condition was met. As of December 31, 2019, there was $1.8 million of total unrecognized compensation cost related to granted, non-vested equity awards. This cost is expected to be recognized over a weighted-average period of 1.9 years.

In 2019, the fair value of the Ben Common Units was estimated on the grant date using recent equity transactions involving third parties, which provided the Company with observable fair value information sufficient for estimating the grant date fair value.

Preferred Equity

On April 25, 2019, Preferred Series A Subclass 1 Unit Accounts in BCH, a subsidiary of Ben, were assigned to three board directors, with each having a capital account balance of $4.0 million in return for each of the board directors providing to BCH their knowledge and abilities in helping with the formation of and capital raising for the Company. BHI, a Related Entity, assigned the Preferred Series A Subclass 1 Unit Accounts it holds in BCH to the directors for those individuals providing services to BCH. Accounting for services provided to the Company but paid by a principal shareholder follows the substance of the transaction and is therefore accounted for similar to a share-based payment in exchange for services rendered. The awards vest upon grant, subject to a performance condition whereby each of the directors must be a board member at the time that a certain level of additional capital is raised. Expense will be recognized and allocated to certain non-controlling interest holders at the time the performance condition is considered probable, which will be when the necessary additional capital is obtained. This expense will be directly allocated to the Preferred Series A Subclass 1 Unit Account holders, on a pro-rata basis based on their capital account balance when it is recognized. The performance condition was not met as of December 31, 2019. The fair value of the awards at the grant date was estimated at $12.0 million in aggregate. During the fourth quarter of 2019, $4.0 million of the capital account balance was forfeited back to the Company and reverted to BHI upon the departure of a certain board director.

17.	Equity

Below is a description of the outstanding classes of the equity of the Company, including quasi-equity amounts that are required to be reported as temporary equity between the liabilities and equity sections on the consolidated statements of financial condition. The Company’s governing documents authorize the issuance of additional classes of equity. All equity interests are limited partnership interests.

Common Units

As of December 31, 2019 and December 31, 2018, Ben had a total of 44,146,623 and 45,031,919 Common Units issued and outstanding, respectively. As limited partner interests, these units are generally non-voting and do not entitle the limited partner to participate in the management of the Company’s business and affairs. For each Common Unit issued by Ben, Ben owns one unit of the Class A issued by BCH. The Class A Unit is entitled to share in the profits of BCH.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Noncontrolling Interests:

Preferred Series A Subclass 1 Unit Accounts

BCH, a consolidated subsidiary of Ben, had non-unitized equity outstanding as of December 31, 2019 and December 31, 2018. The Preferred Series A Subclass 1 Unit Accounts were issued with an initial nominal value of $318.4 million on the issue date of September 1, 2017. The Preferred Series A Subclass 1 Unit accounts are non-participating and convertible on a dollar basis. Account holders are entitled to a compounded quarterly preferred return prior to the date (April 26, 2019) of the 4th Amended and Restated LPA of BCH described below, based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) (x) 2% prior to an Initial Public Offering (as defined in the BCH LPA) by Ben and (y) 3% thereafter, and (ii) the denominator of which is 1 minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the BCH’s most recently filed Internal Revenue Service Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The 4th Amended and Restated LPA of BCH broadened the definition of Initial Public Offering to include an event, transaction or agreement pursuant to which Ben’s Common Units are convertible or exchangeable into equity securities listed on a national securities exchange or quotation in an automated quotation system. The 4th Amended and Restated LPA also instituted a quarterly preferred return rate cap, which is further described below.

Beginning June 1, 2018, the Preferred Series A Subclass 1 Unitholders agreed to temporarily reduce the preferred return rate. On March 31, 2019, Preferred Series A Subclass 1 Unit Account holders signed an agreement to forbear the right to receive an annualized preferred return in excess of a rate determined materially consistent with the methodology below until the earlier of December 31, 2019 or three months following the issuance of the limited trust association charters by the Texas Department of Banking. The charters from the Texas Department of Banking were not issued as of December 31, 2019. Therefore, the income allocation methodology for 2019 was as follows:

●	First, Ben, as the sole holder of Class A Units issued by BCH is allocated income from BCH to cover the expenses incurred solely by Ben

●	Second, the remaining income at BCH is allocated 50% to the aggregate of Class A Units and Class S Ordinary Units and 50% to Preferred Series A Subclass 1 Unit Accounts, until the Common Units issued by Ben receive a 1% annualized return on the Common Unit account balance

●	Third, after the 1% annualized return to the Common Unit issued by Ben is achieved, additional income is allocated to the Preferred Series A until the Preferred Series A is allocated the amount required under the LPA, (as amended), and

●	Finally, any remaining income is allocated under the terms of the current LPA (pro-rata between the Class A Units and Class S Ordinary Units).

Under the 4th Amended and Restated LPA of BCH, the preferred return to be paid to Preferred Series A Unitholders and the Class S Preferred Unitholders is limited by a quarterly preferred return rate cap that is based on the annualized revenues of BCH. Annualized revenues are defined as four times the sum of total quarterly interest, fee and dividend income plus total noninterest revenues. This quarterly rate cap is defined as follows:

0.25% if annualized revenues are $80 million or less

0.50% if annualized revenues are greater than $80 million but equal to or less than $105 million

0.75% if annualized revenues are greater than $105 million but equal to or less than $125 million

1.00% if annualized revenues are greater than $125 million but equal to or less than $135 million

1.25% if annualized revenues are greater than $135 million but equal to or less than $140 million

If over $140 million, there is no rate cap and the preferred return calculation follows the general calculation formula outlined above under the LPA (as amended)

The weighted average preferred return rate for the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018 was approximately 2.0%, 1.6%, and 7.4%, respectively. The preferred return amounts for the aforementioned periods were $3.8 million, $9.9 million, and $10.0 million, respectively. No amounts have been paid to the Preferred Series A Subclass 1 Unit Account holders related to the preferred return from inception through December 31, 2019, and any amounts earned have been accrued and are included in the balance of redeemable noncontrolling interests presented on the consolidated statements of financial condition. On December 31st, 2019, in connection with the Investment Agreement as discussed in Note 7, Ben recognized a deemed dividend of $250.0 million, which represents the difference in the redemption value and carrying value of the redeemable noncontrolling interest at the balance sheet date. In connection with the issuance of Preferred Series A Subclass 2 Units as part of the Option Agreement, the preferred return of Preferred Series A Subclass 1 Unit Account holders is reduced by the preferred return allocated to the Preferred Series A Subclass 2 Units during the period the Option Agreement remains outstanding.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to the 4th Amended and Restated LPA of BCH, following certain events (generally, the earlier of (i) 48 months after the initial transactions described above in Note 3 are complete and (ii) the later of (x) one year after an initial public offering, and (y) the day after the date on which the last “trade” price of the units is above $14.00) and subject to certain constraints, Preferred Series A Subclass 1 Unit Accounts, in whole or in part, may be converted into Class S Ordinary Units on a quarterly basis. Under the 4th Amended and Restated LPA of BCH, upon election by a holder, the Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts) are, at any time on or after January 1, 2021, convertible in an amount of Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts), equal to 20% of their Sub-Capital Accounts into Class S Ordinary Units (with the right to convert any unconverted amount from previous years in any subsequent years).

Under the 1st Amendment to the 4th Amended and Restated LPA of BCH, upon an election, a holder of Preferred Series A Subclass 1 Unit Accounts will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account associated with the Preferred Series A Subclass 1 Unit Accounts being converted divided by (b) either (x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by Ben and (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately convert them into Common Units. Additionally, effective December 31, 2030, if the Preferred Series A Subclass 1 Unit Accounts have not been converted, they will redeem for cash in an amount equal to the then outstanding capital account balance of the accounts. If available redeeming cash (as defined in the LPA) is insufficient to satisfy any such redemption requirements, BCH, on a quarterly basis, will redeem additional Preferred Series A Units until all such Preferred Series A Units have been redeemed. The Preferred Series A Subclass 1 Unit Accounts are subject to certain other conversion and redemption provisions.

The 4th Amended and Restated LPA of BCH also included certain limitations of BCH, without the consent of a majority-in-interest of the Preferred Series A Unit Account holders, to i) issue any new equity securities and ii) except as otherwise provided, incur indebtedness that is senior to or pari passu with any right of distribution, redemption, repayment, repurchase or other payments relating to the Preferred Series A Unit accounts. Further, BCH cannot, prior to the conversion of all the Preferred Series A Unit accounts, incur any additional long-term debt unless i) after giving effect to the incurrence of the new long-term debt on a pro forma basis, the sum of certain preferred stock, existing debt and any new long-term indebtedness would not exceed 55% of the BCH’s NAV plus cash on hand, and ii) at the time of incurrence of any new long-term indebtedness, the aggregate balance of the BCH’s (including controlled subsidiaries) debt plus such new long-term debt does not exceed 40% of the sum of the NAV of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at Ben, BCH and its subsidiaries.

The Preferred Series A Subclass 1 Unit Accounts are recorded on the consolidated statements of financial condition in the redeemable noncontrolling interest line item.

Class S Ordinary Units

As of December 31, 2019 and December 31, 2018, BCH, a subsidiary of Ben, had issued 5.8 million and 5.6 million Class S Ordinary Units, which were all outstanding on each of the respective dates. The Class S Ordinary Units participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of the Company’s business and affairs. The Class S Ordinary Units are exchangeable for Common Units in Ben on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben of a Class A Unit of BCH for each Common Unit issued.

The Class S Ordinary Units are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units. The Class S Preferred Units are entitled to a quarterly preferred return based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) 0.75 percent, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the Ben Group Partnership’s most recently filed IRS Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The Class S Preferred Units also participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units are generally non-voting and do not entitle participation in the management of the Company’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Common Units in Ben on a 1.2-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben of a Class A Unit for each Common Unit issued. Holders of Class S Preferred Units may elect to convert into Class S Ordinary Units in connection with a sale or dissolution of BCH.

The 4th Amended and Restated LPA instituted a quarterly preferred return rate cap on the Class S Preferred Units consistent with the quarterly preferred return rate cap described for the Preferred Series A Subclass 1 Units Accounts above.

As of December 31, 2019, 0.1 million shares of Class S Preferred Units have been issued. No Class S Preferred Units were issued on December 31, 2018. Preferred return earned by the Class S Preferred Units through December 31, 2019 is de minimus. No amounts have been paid to the Class S Preferred Unit holders related to the preferred return from inception through December 31, 2019 and any amounts earned have been accrued and are included in the balance of Class S Preferred Units presented on the consolidated statements of financial condition.

The Class S Preferred Units are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

FLP Unit Accounts (Subclass 1 and Subclass 2)

FLP Unit Accounts (Subclass 1 and Subclass 2) are non-unitized capital accounts. The FLP Subclass 1 Units were issued to a Related Entity as part of the initial commercial operations of Ben. The FLP Subclass 2 Units are related to an incentive plan. Both subclasses of the FLP Unit Accounts are entitled to (1) a 15% profits interest on the financing and other tax pass-through businesses of Ben (BCC and Pen) and (2) a net service fee revenue interest on Ben’s fee-generating businesses (BACC and Pen Insurance Management Advisors, Ltd.), in each case calculated separately. The net service fee revenue interest for an entity is equal to the total revenues of the entity multiplied by the lower of (i)(x) the EBITDA of the entity divided by the total revenues of the entity (not less than zero) minus (y) 0.20 or (ii) 0.50. Amounts allocated to the FLP Unit Accounts are reinvested equally in additional Class S Ordinary Units and Class S Preferred Units on a quarterly basis at a price equal to the book value (if the units are not listed on a national securities exchange) or, if the units are listed on a national securities exchange, the closing price of the units on such exchange on the date of allocation, thereby creating additional Class S Ordinary Units and Class S Preferred Units. In the event BCH is sold or liquidated, following distribution of proceeds to any outstanding non-participating convertible unit accounts, Class S Preferred Units, Class S Ordinary Units and Class A Units to the extent of the balance of their capital accounts, remaining distributions will include distributions to the FLP Unit Accounts reflecting in substantial economic part the profits interests and net revenue interests otherwise applicable to the FLP Unit Accounts.

No income or loss was allocated to the FLP Unit Accounts through December 31, 2019.

Residual Beneficiaries in the Collective Trusts

Prior to the changes made to certain trust agreements that resulted in the deconsolidation of certain of the trusts included in the ExAlt PlanTM that previously were consolidated entities of Ben, each of the eight Collective Trusts included in the ExAlt PlanTM had one or more beneficiaries and a residual beneficiary. The other beneficiaries of the Collective Trusts were principally the Funding Trusts with each Funding Trust entitled to receive proceeds from its designated Collective Trust sufficient for the Funding Trust to satisfy any loan amounts due to Ben. The residual beneficiary of each Collective Trust was entitled to any remaining distributions from the Collective Trusts once all amounts owed to the other beneficiaries have been satisfied. Through the date of changes to the trust agreements that led to deconsolidation, the residual beneficiaries of the eight Collective Trusts were unrelated charity organizations. The residual beneficiaries account balances cannot be reduced to below zero. Any losses to the residual beneficiaries in excess of their account balances are reclassified to the trusts’ deficit account at each period end.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The residual beneficiaries in the Collective Trusts are recorded on the consolidated statements of financial condition in the noncontrolling interests line item as of December 31, 2018. The trusts related to the residual beneficiaries were deconsolidated on December 31, 2019, and thus there are no amounts reflected on our consolidated statement of financial condition as of December 31, 2019.

18. Income Taxes

The components of income tax expense (benefit) for the year ended December 31, 2019, the seven months ended December 31, 2018 and the five months ended May 31, 2018 are as follows:

	Successor		Predecessor
(Dollars in thousands)	Year ended December 31, 2019	Seven Months Ended December 31, 2018	Five Months Ended May 31, 2018
Current provision:
Federal	$—	$—	$—
State	—	—	—

Deferred expense (benefit)
Federal	179	(2,196)	(1,443)
State	—	—	—
Income tax expense (benefit)	$179	$(2,196)	$(1,443)

Income tax expense differs from the amounts computed by applying the Federal statutory rate to pre-tax income (loss). Reconciliations between the Federal statutory income tax rate of 21% to the effective income tax rate for the year ended December 31, 2019, the seven months ended December 31, 2018 and the five months ended May 31, 2018 are shown below:

	Successor		Predecessor
	Year Ended	Seven Months Ended	Five Months Ended
(Dollars in thousands)	December 31, 2019	December 31, 2018	May 31, 2018
Expected statutory income tax benefit	$(35,101)	$(7,651)	$(27,120)
Amounts attributable to non-taxable flow-through entities	34,329	5,418	25,671
Amounts not deductible for income tax	951	37	6
Income tax expense (benefit)	$179	$(2,196)	$(1,443)

The components of gross deferred tax assets and gross deferred tax liabilities as of December 31, 2019 and 2018 are as follows (included in other assets):

	Second Successor	Successor
	As of December 31,
(Dollars in thousands)	2019	2018
Deferred income tax assets:
Passthrough differences – temporary	$582	$1,676
Net operating loss	2,878	1,963
Non-current deferred income tax assets	3,460	3,639

Deferred income tax liabilities:
Other	—	—
Non-current deferred income tax liabilities	—	—
Total deferred income tax asset	$3,460	$3,639

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and December 31, 2018, our gross federal net operating loss carryforwards for income tax purposes were approximately $13.7 million and $9.3 million, respectively. There were no state net operating loss carryforwards as of December 31, 2019 and 2018. Under the Tax Act, federal net operating loss carryforwards can be carried forward indefinitely but limits the deduction for federal net operating losses to 80% of taxable income. The Company does not have any significant uncertain tax positions as of December 31, 2019 and 2018 and both tax years remain subject to examination by major tax jurisdictions.

19. Fair Value Measurements

Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

●	Level 1 - Quoted prices for identical instruments in active markets that the reporting entity has the ability to access as of the measurement date.

●	Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable market data.

●	Level 3 - Valuations for instruments with inputs that are unobservable, are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such instruments.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Financial instruments on a recurring basis

The Company’s financial assets and liabilities carried at fair value on a recurring basis, including the level in the fair value hierarchy, on December 31, 2019 and December 31, 2018 are presented below.

	Fair Value Measurements as of December 31, 2019 (Second Successor)
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment in public equity security	$24,550	$—	$—	$24,550

	Fair Value Measurements as of December 31, 2018 (Successor)
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investments in senior beneficial interests	$—	$—	$497,729	$497,729

Liabilities:
Repurchase options	—	—	149,155	149,155
Contingent consideration (included in other liabilities)	—	—	3,447	3,447

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis:

Investment in public equity security

The fair value of the investments in public equity securities was determined using quoted market prices.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in senior beneficial interests

The investments in senior beneficial interests accounted for as equity securities were fair valued using industry-standard valuation models. Level 3 inputs were utilized to value the investments in senior beneficial interest portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v) distribution rates, and vi) market discount rates. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value. The unrealized impact of this Level 3 measurement on earnings is reflected in investment income (loss).

Repurchase options

Repurchase options were fair valued using a Black-Scholes option pricing model with a time-dependent strike price for the repurchase price. The option pricing model has assumptions related to a period of restricted exercise price, dividend yield, underlying NAVs, alternative asset growth rates, volatilities, and market discount rate. The Company uses Level 3 inputs for its fair value estimates. The unrealized impact of this Level 3 measurement on earnings is reflected in investment income (loss).

Contingent consideration

The contingent consideration issued as part of the ACE Portal, Inc. acquisition described in Note 8 was fair valued using industry-standard valuation models. Level 3 inputs were utilized to value the contingent consideration and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically projected ACE Portal revenues, Ben’s projected stock price, and the number of projected clients utilizing the ACE Portal. In instances where reliable market information was not available, management used assumptions in an effort to determine a reasonable fair value. The impact of this Level 3 measurement on earnings is reflected in other expenses. The contingent consideration balance is recorded in other liabilities.

The following tables show the changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

(Dollars in thousands)
Year ended December 31, 2019 (Second Successor)	Investments in Senior Beneficial Interests	Repurchase Options	Contingent Consideration
Beginning balance	$497,729	$(149,155)	$(3,447)
Total gain or (loss) in earnings	(86,830)	125,239	1,747
Purchases	3,794	—	—
Issuances	—	(2,112)	—
Sales	(60,942)	—	—
Settlements	(28,930)	—	1,400
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Impact related to deconsolidation of certain trusts	(324,821)	26,028	—
Other	—	—	300
Ending balance December 31, 2019	$—	$—	$—

(Dollars in thousands)
January 1, 2018 to May 31, 2018 (Predecessor)	Investments in Senior Beneficial Interests	Repurchase Options	Contingent Consideration
Beginning balance	$429,544	$(101,543)	$—
Total gain or (loss) in earnings	14,117	3,701	—
Purchases	191,619	—	—
Issuances	46	(66,763)	(4,011)
Settlements	(121,501)	—	—
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Ending balance May 31, 2018	$513,825	$(164,605)	$(4,011)

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)
June 1, 2018 to December 31, 2018 (Successor)	Investments in Senior Beneficial Interests	Repurchase Options	Contingent Consideration
Beginning balance	$513,825	$(164,605)	$(4,011)
Total gain or (loss) in earnings	20,126	15,450	—
Purchases	—	—	—
Issuances	277	—	—
Settlements	(36,499)	—	564
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Ending balance December 31, 2018	$497,729	$(149,155)	$(3,447)

There have been no transfers between levels for any assets or liabilities recorded at fair value on a recurring basis or any changes in the valuation techniques used for measuring the fair value as of December 31, 2019 and 2018. The following table provides quantitative information about the significant unobservable inputs used in the fair value measurement of the Company’s Level 3 fair value assets:

(Dollars in thousands) December 31, 2018 (Successor)	Fair Value	Unobservable Inputs	Valuation Methodology	Range of Targets
Assets
Investments in senior beneficial interests	$497,729	Discounted cash flows	Alternative asset beta to equity markets	1.25 - 1.72
			Alternative asset market discount rate	.085
			Distribution rate	.02 - .03
			Equity market risk premiums	.03 - .06
			Net asset value volatilities	0.23 - 0.44
Liabilities
Repurchase options	149,155	Option pricing model	Alternative asset market discount rate	0.085
			Dividend yield	.07 - .66
			Net asset value growth rates	0.085
			Net asset value volatilities	0.23 - 0.44
			Restricted exercise period	1 year
Contingent consideration
	3,447	Discounted cash flows	Projected revenues	$0M - $5.8M
			Projected Ben Common Unit value	$10.0 - $ 36.0
			Total Number of ACE clients	0 - 227

Financial instruments on a non-recurring basis

As of December 31, 2019, all of the Company’s assets and liabilities were recorded at fair value in the consolidated statement of financial condition due to the application of pushdown accounting under ASC 805-50-25-8 as described in Note 8. There were no assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2018.

Carrying amounts and estimated fair values

Ben is required to disclose the estimated fair value of financial instruments, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate those values. These fair value estimates are made based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the price at which a liability could be settled. However, given there is no active market or observable market transactions for many of Ben’s financial instruments, Ben’s estimates of many of these fair values are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. Nonfinancial instruments are excluded from disclosure requirements.

The Company’s statement of financial condition as of December 31, 2019 is presented at fair value due to the change-of-control event described in Note 8. The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2019 and the carrying amounts and estimated fair values of the Company’s financial instruments not recorded at fair value at December 31, 2018, were as noted in the table below.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As of December 31, 2019 (Second Successor)
(Dollars in thousands)	Level in fair value hierarchy	Carrying amount	Estimated fair value
Financial assets:
Cash and cash equivalents	1	$17,551	$17,551
Fees receivable	1	29,168	29,168
Loans receivable	3	232,344	232,344

Financial liabilities:
Option agreement	3	57,456	57,456
Other borrowings	2	153,086	153,086
Commercial loan from parent	2	168,420	168,420

	As of December 31, 2018 (Successor)
(Dollars in thousands)	Level in fair value hierarchy	Carrying amount	Estimated fair value
Financial assets:
Cash and cash equivalents	1	$3,542	$3,542
Fees receivable	1	23,778	23,778
Due from unconsolidated affiliates and trusts	1	13,783	13,783

Financial liabilities:
Option agreement	3	57,219	57,219
Other borrowings	2	131,174	131,174
Debt due to related parties	2	72,039	72,039
Commercial loan from parent	2	192,508	192,508
Due to unconsolidated affiliates and trusts	1	291	291

The following methods and assumptions were used by Ben in estimating its fair value disclosures for each class of financial instruments:

Cash and Cash Equivalents: The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate those assets’ fair values.

Fees Receivable: The carrying value of fees receivable generally approximates fair value.

Loans Receivable: The loan portfolio was valued based on current guidance which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the loan portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically market interest rate and general credit fair value assumptions. In instances where reliable market information was not available, management used assumptions in an effort to determine reasonable fair value. There was no carryover related allowance for loan losses.

Due to and Due from Unconsolidated Affiliates and Trusts: The carrying value of cash due from unconsolidated affiliates and trusts approximates fair value because of the relatively short period of time between their origination and realization.

Option Agreement: The carrying value of liability related to the participating option equity contract generally approximates fair value as the liability represents the dollar amount as of the balance sheet date of Common Units that will be issued when the holder exercises the option.

Other Borrowings and Debt Due to Related Parties: The measurement of the fair values of these debt instruments are based on market prices that generally are observable for similar liabilities at commonly quoted intervals and are considered a Level 2 fair value measurement. The carrying amount and estimates of the fair value of the Company’s other borrowings and debt due to related parties outlined above do not include any related debt issuance costs associated with these debts.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commercial Loan from Parent: The measurement of the fair value of this debt instrument is based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement. The carrying amount and estimates of the fair value of the Company’s commercial loan outlined above do not include any related debt discounts associated with the commercial loan.

20. Related Parties

Relationship with Beneficient Management Counselors, L.L.C.

BMLLC is the general partner of Ben and is governed by a board of directors. The governing document of BMLLC provides that Beneficient Management Counselors, L.L.C. (“BMC”), wholly owned by one of several Related Entities, determine the directors of BMLLC who fill 20% of the Board seats. With the closing of the transaction discussed in Note 7, this percentage was increased to 30%. BMC is also entitled to select (a) 50% of the membership of the BMLLC’s Nominating Committee and Executive Committee and appoint the chair of each of these committees, (b) 50% of the membership of the Community Reinvestment Committee (CRC), and (c) the CRC’s chairperson, vice-chairperson, and lead committee member. Certain decisions with respect to Ben’s charitable giving program are delegated to the CRC. Decisions regarding appointment and removal of BMLLC’s directors, other than directors appointed by BMC and, subsequent to the closing of the transaction described in Note 7, GWG Holdings, are delegated, with certain exceptions, to the Nominating Committee of BMLLC of which our Chief Executive Officer and Chairman is a member and Chairman appointed by BMC. In the event of a tie vote of the Nominating Committee on a vote for the removal of a director, the Chairman of the Nominating Committee may cast the tie-breaking vote. Prior to the closing of the transaction discussed in Note 7, provided that a “triggering event” (as defined in BMLLC’s governing document) occurred, BMC could determine the directors who filled 30% of the Board seats to represent Related Entities.

Services Agreement with Bradley Capital Company, L.L.C.

Ben is the general partner of BCH and together they entered into an agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 (the “Bradley Capital Agreement”). Bradley Capital is a Related Entity. Under the Bradley Capital Agreement, Bradley Capital is entitled to a current base fee of $0.4 million per quarter for executive-level services provided by an executive of Bradley Capital, who is currently designated to be our Chief Executive Officer and Chairman of BMLLC’s board of directors, together with a current supplemental fee of $0.2 million per quarter for administrative and financial analysis, subject to an annual inflation adjustment. The base fee may be increased by the provider up to two times the initial base fee per quarter to cover increases in the cost of providing the services, or in the event of an expansion of the scope of the services with the approval of the Executive Committee of the board of BMLLC, of which our CEO & Chairman of BMLLC’s board of directors is a member and Chairman. Our CEO & Chairman of BMLLC’s board of directors receives an annual salary from the Company of $0.2 million and both he and other employees of Bradley Capital can participate in equity incentive plans sponsored by the Company. The Bradley Capital Agreement also includes a payment from Ben of $0.2 million per year, paid quarterly, to cover on-going employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben. Ben is also required to reimburse Bradley Capital for out-of-pocket expenses incurred by Bradley Capital employees, including reimbursement for private travel including the family members of designated executives of Bradley Capital for both business and personal use. The Bradley Capital Agreement requires Ben to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben to public charitable trusts in connection with the 2017-18 Exchange Trusts, as well as the contribution of beneficial interests in client trusts administered by Ben. Additionally, the Company provides office space and access to needed technology systems and telephony services. Payments by Ben to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The Bradley Capital Agreement extends through July 2021, with an annual one-year renewal provision thereafter. The Bradley Capital Agreement may be terminated by unanimous approval of the Executive Committee of the board of BMLLC of which an executive of a Related Entity is a member, or without such approval if the Related Entity no longer holds $10.0 million of Ben’s securities. During the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, the Company recognized expenses totaling $3.1 million, $1.5 million and $1.0 million related to this services agreement, respectively.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Relationship with Beneficient Holdings, Inc.

The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, entered into with BHI, a Related Entity, a Services Agreement effective July 1, 2017 (the “BHI Services Agreement”). BHI pays an annual fee of $30,000 to Ben for the provision of trust administration services for Related Entities and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee. During the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, the income recognized by the Company related to this services agreement was immaterial.

BHI owns the majority of the Class S Ordinary Units, Preferred Series A Subclass 1 Unit Accounts, and FLP Subclass 1 Unit Accounts issued by BCH. Additionally, Ben, through its subsidiary, BCC, was the borrower of $72.0 million from BHI that was subsequently assigned to HCLP Nominees (a Legacy Lender) through the Second Lien Credit Agreement issued in December 2018 as discussed in Note 15. Interest payments made under the Second Lien Credit Agreement for the year ended December 31, 2019 was $4.4 million. There were no interest payments made for the seven months ended December 31, 2018 and the five months ended May 31, 2018.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA.

Constitution is an entity owned 50.5% by a Related Entity and 49.5% by an entity controlled by our board of directors. It was founded in 1986 and acquired by a Related Entity in 1996. Constitution currently manages three private equity fund-of-funds. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, which is wholly owned by BACC and a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays to Beneficient USA a monthly fee equal to .01% of the month-end net assets of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution. For the year ended December 31, 2019, the seven months ended December 31, 2018, and the five months ended May 31, 2018, the income recognized by the Company related to this services agreement was immaterial.

Preferred Provider Liquidity Agreement with Constitution.

Prior to December 31, 2018, the Company and Constitution had a mutual understanding to enter into an agreement that was formalized in May 2019 as outlined below. BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by Ben and BCH. The Preferred Provider Liquidity Agreement may be terminated solely by mutual consent of Ben and Constitution. Ben and Constitution have not contracted for any liquidity under this agreement through December 31, 2019.

Relationship with The Heppner Endowment for Research Organizations, L.L.C. and Research Ranch Operating Company, L.L.C (collectively “HERO”).

HERO is a Related Entity. Its purposes are (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of research grants to qualifying organizations, (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of multiple Texas universities and (iii) to provide funding and operational support for the research activities conducted by those Texas universities. Both HERO and the charitable organizations administered by NPT (the beneficiaries of which are multiple Texas universities) receive proceeds from trusts settled and funded by clients of Ben. The funding received by NPT is used to fund the research projects of the Texas universities. The funding received by HERO may be used, in HERO’s discretion, to (i) provide appropriate facilities and properties for the Texas universities to utilize as part of their research endeavors (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to HERO. HERO is granted such rights and authority pursuant to trust instruments entered into between a client and subsidiaries of Ben as well as an agreement between HERO and NPT. Ben’s subsidiaries provide financing to the trusts established by the clients and Ben is paid as an agent of the trustees for administrative services it provides to the trusts. Ben has certain outstanding payables, including accrued interest, of approximately $2.5 million as of December 31, 2019 and $4.8 million as of December 31, 2018, to HERO and NPT (for the benefit of the Texas universities). Payments of $2.3 million and $6.6 million were made during the year ended December 31, 2019 and the five months ended May 31, 2018, respectively. There were no payments made during the seven months ended December 31, 2018.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consulting Agreement between Ben and Hicks Holdings L.L.C.

Ben entered into a 10-month consulting agreement effective September 1, 2017, with Hicks Holdings L.L.C. (“Hicks Holdings”), an affiliate of BMLLC’s director Thomas O. Hicks. Under the agreement, Hicks Holdings received consulting fees of $416,667 for the first three months and $0.3 million per month thereafter through the termination on June 30, 2018. Hicks Holdings provided advisory and consulting services to Ben under the agreement in connection with, among other things, dispositions of investments, business and investment strategy, and portfolio performance. For the year ended December 31, 2019, no expense was recognized. For the seven months ended December 31, 2018 and the five months ended May 31, 2018, the Company recognized expense totaling $0.3 million and $1.5 million, respectively, related to this service agreement.

Hicks Holdings also owns a Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units with a total initial balance of $60.4 million. Hicks Holdings was granted its Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units as compensation for services provided. Compensation expense based on the estimated fair value of the equity award of $60.4 million was recognized as transaction expenses in the five months ended May 31, 2018.

Hicks Holdings is one of the owners and serves as the manager of the SPV described in Note 5.

Services provided by representatives of Ben and the trusts associated with the loans

An independent party currently serves as trustee for the LiquidTrusts and certain of the other trusts in the associated ExAlt PlanTM that are created at origination for each of our loans. Ben earns administration fees (for providing administrative services to the trustee) and interest income from these trusts. Previously, an employee of Ben and another individual served as co-trustees for these trusts. The employee received no compensation for their services as co-trustee.

21. Variable Interest Entities

In accordance with ASC 810, an enterprise is determined to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which Ben holds a variable interest is a VIE and (b) whether Ben’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance-related fees), would give it a controlling financial interest. The performance of that analysis requires the exercise of judgment.

VIEs for Which the Company is the Primary Beneficiary

On December 31, 2019, certain changes to the trust agreements and loan agreements resulted in Ben no longer being considered the primary beneficiary of certain trusts included in the ExAlt PlanTM. Due to the reconsideration event, the Company deconsolidated certain trusts included in the ExAlt PlanTM as of December 31, 2019 that prior to these changes were included in the Company’s consolidated financial statements No gains or losses were recognized as a result of the deconsolidation. The Company has a continuing involvement with the deconsolidated trusts in the form of its loans to certain of these trusts included within the ExAlt PlanTM, that involve principally the receipt of future cash flows of principal and interest payments to satisfy amounts owed to the Company under the terms of the loan agreements, and the provisioning of administrative services to the trusts included in the ExAlt PlanTM as described in Note 20.

As of December 31, 2018, Ben’s consolidated statement of financial condition includes assets of consolidated VIEs with a carrying value of $510.4 million, liabilities with a carrying value of $149.2 million and equity (deficit) with a carrying value of $(99.7) million. The table below reflects the assets, liabilities, and equity (deficit) recorded in the consolidated statements of financial condition related to the consolidated VIEs as of December 31, 2018.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor
(Dollars in thousands)	As of December 31, 2018
Assets:
Due from unconsolidated affiliates and trusts	$12,627
Investments in senior beneficial interests	497,729

Liabilities:
Repurchase option	$149,155

Equity:
Trusts deficit	$(99,711)

Income and expense amounts related to consolidated VIEs recorded in the consolidated statements of comprehensive income (loss) are presented in the tables below.

	Successor		Predecessor
	Year Ended	Seven Months Ended	Five Months Ended
(Dollars in thousands)	December 31, 2019	December 31, 2018	May 31, 2018
Gain (loss) on investments in senior beneficial interests	$(86,830)	$20,126	$14,117
Gain on repurchase option	125,239	15,450	3,701
Investment income	$38,409	$35,576	$17,818

Of the loss on investments in senior beneficial interests as of December 31, 2019, $7.8 million relates to equity securities no longer held by Ben. During the seven months ended December 31, 2018, and the five months ended May 31, 2018, all gains on investments in senior beneficial interests relate to equity securities still held by Ben as of each reporting date.

VIEs for Which the Company is Not the Primary Beneficiary

The Company is not required to consolidate VIEs in which it has concluded it does not have a controlling financial interest, and thus is not the primary beneficiary. In such cases, the Company does not have both the power to direct the entities’ most significant activities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIEs. The Company’s investments in unconsolidated VIEs are carried in loans receivable on the consolidated statements of financial condition.

The following table presents information about our direct variable interests in nonconsolidated VIEs:

	Trusts in the ExAlt PlanTM
	Second Successor	Successor
	As of December 31,
(Dollars in thousands)	2019	2018
Assets (carrying value)	$232,344	$497,729
Liabilities (carrying value)	2,515	—
Maximum Exposure to Loss	335,255	520,000

As of December 31, 2019, the maximum exposure to loss was determined as the amortized cost of the loans to the unconsolidated VIEs, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments. As of December 31, 2018, the maximum exposure to loss was determined as the amortized cost of the investment in senior beneficial interests of the unconsolidated VIEs, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. Risk and Uncertainties

The Company is subject to risks related to markets, credit, currency, and interest rates. The Company issues loans that are subject to credit risk, repayment risk, and interest rate risk. The Company has underwriting procedures and utilizes market rates. As of December 31, 2019, all of the Company’s loans are collateralized by the cash flows originating from alternative assets without recourse to the client. Currently, all of these alternative assets consist of private equity limited partnership interests which are primarily denominated in the U.S. dollar, Euro, and Canadian dollar. The underlying portfolio companies primarily operate in the United States with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and diversified telecommunications services industries. The Company mitigates credit risk through the ExAlt PlanTM whereby excess cash flows from a collective pool of alternative assets can be utilized to repay the loans when cash flows from the client’s original alternative assets are not sufficient to repay the outstanding principal, interest, and fees.

As discussed in Note 1, Ben has applied for trust charters from the Texas Department of Banking. Should the Company not be able to obtain these trust charters, significant impacts to our future operations are expected to include: a) neither Ben nor its subsidiaries will be able to assume the role of trustee for the various trusts included in the ExAlt PlanTM, including for those trusts already formed and for any new trusts that are formed in connection with new loan transactions; b) we will be limited in the number of ExchangeTrust originations involving the issuance of Ben Common Units that we could offer; and c) the marketability of our retail loan and liquidity products and certain current or future ancillary products, as currently contemplated, will be diminished. It is anticipated that as part of the requirements by the Texas Department of Banking to issue the trust charters, Ben will be required to maintain restricted capital of an amount to be determined by the Texas Department of Banking. This amount could be significant. While Ben may be able to continue certain current institutional operations, Ben will not be able to commence additional meaningful retail operations until we receive the trust charters. If we are unable to obtain the trust charters, we expect that our ability to affect parts of our business plan, as currently constituted, will be compromised.

23. Litigation and Contingencies

In the normal course of business, we have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. Any significant commitments and contingencies are disclosed below.

Lease Commitments

The Company leases certain real estate for its office premises, under non-cancelable operating lease agreements that expire during 2021. Rental expense for our premises for the year ended December 31, 2019 and the seven months ended December 31, 2018 totaled $0.6 million and $0.3 million, respectively. Rental expense for the five months ended May 31, 2018 was immaterial. On December 31, 2019, the Company’s right-of-use assets and operating lease liabilities were $0.9 million. As of December 31, 2019, the weighted average lease term for the lease liabilities was 1.6 years, and the weighted average discount rate of remaining payments was 5.71 percent. As of December 31, 2019, the contractual maturities of operating leases liabilities were as follows:

(Dollars in thousands)
Years Ending December 31
2020	$576
2021	341
Total contractual maturities	917
Less imputed interest	(43)
Total lease liabilities	$874

Unfunded Capital Commitments

The Company had $73.8 million and $75.2 million of gross potential capital commitments as of December 31, 2019 and December 31, 2018, representing potential limited partner capital funding commitments on the alternative asset funds that serve as collateral to our loans above any cash reserves. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained by the associated trusts created at the origination of each trust for up to $0.1 million. To the extent that the associated trust cannot pay the capital funding commitment, the Company is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by the Company for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated trusts are added to the loan balance and are expected to be recouped through the cash distributions from the alternative asset fund collateral.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. We consider the creditworthiness on a case-by-case basis. On December 31, 2019 and December 31, 2018, there were no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

24. Supplemental Cash Flow Information

Cash paid for taxes for the year ended December 31, 2019 was de minimus. Cash paid for interest for the year ended December 31, 2019 was $11.4 million. Cash paid for taxes and cash paid for interest were de minimus for the seven months ended December 31, 2018, and for the five months ended May 31, 2018.

Supplemental disclosure of noncash investing and financing activities include:

Year Ended December 31, 2019:

–	$250.0 million in deemed dividend to Preferred Series A Subclass 1 Unit holders recognized in connection with the Investment Agreement discussed in Note 7
–	$28.9 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.
–	$3.8 million in SBI originations with $1.9 million paid in cash and $1.9 million being recognized in noncontrolling interest (trusts).
–	$1.3 million partial settlement of a contingent consideration liability for the issuance of 100,000 Class S Ordinary Units.
–	$11.6 million settlement of liability via issuance of 1.1 million of Ben Common Units.

Seven Months Ended December 31, 2018:

–	$380.2 million of Common Units of Ben was redeemed in return for the issuance of $182.0 million under the Commercial Loan Agreement, $148.2 million under the Exchangeable Note and the contribution of $50.0 million of Convertible Preferred Stock of GWG Holdings, Inc. held by Ben.
–	$148.2 million of Common Units of Ben was issued to cancel the Exchangeable Note.
–	$1.0 million of Class S Ordinary Units was issued as part of the contingent consideration component of the acquisition of ACE Portal, Inc.
–	$84.8 million of Class S Ordinary Units were converted to Preferred Series A Subclass 1 Units.
–	$72.0 million of debt due to a related party was issued in return for the redemption of a corresponding amount of Preferred Series A Subclass 1 Units.
–	$36.5 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.

Five Months Ended May 31, 2018:

–	$178.2 million of Common Units of Ben were issued in return for investments in senior beneficial interests as described in Note 2 with a fair value of $191.6 million with the difference of $13.4 million recorded as non- controlling interests (trusts).
–	$16.3 million of fees receivable were recorded with a corresponding amount recorded to deferred income.
–	$121.5 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.
–	$2.0 million of Class S Ordinary Units were issued in connection with the acquisition of ACE Portal.

25. Subsequent Events

In December 2019, a novel strain of coronavirus (“COVID-19”) was first reported in Wuhan, China. In March 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

The Company has evaluated subsequent events through the date of this report and determined that there have been no other events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.